                            STOCK PURCHASE AGREEMENT

                                      among

                                THE TORO COMPANY
                             JAMES HARDIE (USA) INC.
                         JAMES HARDIE INDUSTRIES LIMITED
                                       and
                                 RCI PTY.  LTD.

                            Dated September 18, 1996

                                TABLE OF CONTENTS

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
1.   SALE AND TRANSFER OF SHARES; CLOSING. . . . . . . . . . . . . . . . .     1
     1.1.   Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
     1.2.   Purchase Price . . . . . . . . . . . . . . . . . . . . . . . .     1
     1.3.   Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
     1.4.   Closing Obligations. . . . . . . . . . . . . . . . . . . . . .     2
     1.5.   Adjustment Amount. . . . . . . . . . . . . . . . . . . . . . .     3
     1.6.   Adjustment Procedure . . . . . . . . . . . . . . . . . . . . .     3

2.   REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . . . . . . . . .     5
     2.1.   Organization and Good Standing . . . . . . . . . . . . . . . .     5
     2.2.   Authority; No Conflict . . . . . . . . . . . . . . . . . . . .     5
     2.3.   Capitalization . . . . . . . . . . . . . . . . . . . . . . . .     7
     2.4.   Financial Statements . . . . . . . . . . . . . . . . . . . . .     7
     2.5.   Title to Properties; Encumbrances. . . . . . . . . . . . . . .     8
     2.6    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
     2.7.   No Material Adverse Change; Contingent Liabilities . . . . . .    11
     2.8.   Employee Benefits. . . . . . . . . . . . . . . . . . . . . . .    11
     2.9.   Compliance with Legal Requirements . . . . . . . . . . . . . .    14
     2.10.  Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . .    15
     2.11.  Absence of Certain Changes and Events. . . . . . . . . . . . .    15
     2.12.  Contracts; No Defaults . . . . . . . . . . . . . . . . . . . .    16
     2.13.  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .    17
     2.14.  Environmental Matters. . . . . . . . . . . . . . . . . . . . .    18
     2.15.  Intellectual Property. . . . . . . . . . . . . . . . . . . . .    18
     2.16.  Brokers or Finders . . . . . . . . . . . . . . . . . . . . . .    19
     2.17.  Ownership of Assets; No Seller Liabilities . . . . . . . . . .    19
     2.18.  Governmental Permits . . . . . . . . . . . . . . . . . . . . .    19
     2.19.  Certain Transactions or Arrangements . . . . . . . . . . . . .    20
     2.20.  Accuracy of Information Furnished. . . . . . . . . . . . . . .    20
     2.21.  Laguna Niguel Property . . . . . . . . . . . . . . . . . . . .    21

3.   REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . .    21
     3.1.   Organization and Good Standing . . . . . . . . . . . . . . . .    21
     3.2.   Authority; No Conflict . . . . . . . . . . . . . . . . . . . .    22
     3.3.   Investment Intent. . . . . . . . . . . . . . . . . . . . . . .    23
     3.4.   Certain Proceedings. . . . . . . . . . . . . . . . . . . . . .    23
     3.5.   Brokers or Finders . . . . . . . . . . . . . . . . . . . . . .    23

     3.6.   Consents and Approvals . . . . . . . . . . . . . . . . . . . .    23
     3.7.   Necessary Funds. . . . . . . . . . . . . . . . . . . . . . . .    23
     3.8.   Material Misstatements or Omissions. . . . . . . . . . . . . .    23
     3.9.   Buyer's Investigation. . . . . . . . . . . . . . . . . . . . .    23

4.   COVENANTS AND AGREEMENTS OF SELLERS . . . . . . . . . . . . . . . . .    24
     4.1.   Access and Investigation . . . . . . . . . . . . . . . . . . .    24
     4.2.   Operation of the Businesses of the Acquired Companies. . . . .    24
     4.3.   Negative Covenant. . . . . . . . . . . . . . . . . . . . . . .    25
     4.4.   Approvals of Governmental Bodies . . . . . . . . . . . . . . .    25
     4.5.   Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . .    25
     4.6.   No Solicitation. . . . . . . . . . . . . . . . . . . . . . . .    25
     4.7.   Sellers' Payment of Certain Amounts. . . . . . . . . . . . . .    25
     4.8.   Loans Payable; Intercompany Accounts Payable
              and Receivable . . . . . . . . . . . . . . . . . . . . . . .    26
     4.9.   Laguna Niguel Property . . . . . . . . . . . . . . . . . . . .    26

5.   COVENANTS AND AGREEMENTS OF BUYER . . . . . . . . . . . . . . . . . .    26
     5.1.   Approvals of Governmental Bodies . . . . . . . . . . . . . . .    26
     5.2.   Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . .    27
     5.3.   Certain Employee Benefit Matters . . . . . . . . . . . . . . .    27
     5.4.   Preservation of and Access to Certain Information and
              Cooperation After Closing. . . . . . . . . . . . . . . . . .    29
     5.5.   Use of Name. . . . . . . . . . . . . . . . . . . . . . . . . .    30
     5.6.   Notice and Opportunity to Cure . . . . . . . . . . . . . . . .    31
     5.7.   Stay-on Bonuses and Severance. . . . . . . . . . . . . . . . .    31

6.   OTHER AGREEMENTS OF THE PARTIES . . . . . . . . . . . . . . . . . . .    31
     6.1.   Environmental Audit. . . . . . . . . . . . . . . . . . . . . .    31
     6.2.   Certain Other Obligations. . . . . . . . . . . . . . . . . . .    32
     6.3.   Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . .    34
     6.4.   Letters of Credit. . . . . . . . . . . . . . . . . . . . . . .    36
     6.5.   Covered Risk . . . . . . . . . . . . . . . . . . . . . . . . .    36
     6.6.   Notice and Opportunity to Cure re Conditions . . . . . . . . .    37

7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE . . . . . . . . .    38
     7.1.   Accuracy of Representations. . . . . . . . . . . . . . . . . .    38
     7.2.   Sellers' Performance . . . . . . . . . . . . . . . . . . . . .    38
     7.3.   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
     7.4.   No Injunction. . . . . . . . . . . . . . . . . . . . . . . . .    38
     7.5.   No Prohibition . . . . . . . . . . . . . . . . . . . . . . . .    38
     7.6.   Environmental Matters. . . . . . . . . . . . . . . . . . . . .    39

8.   CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE. . . . . . . . .    39
     8.1.   Accuracy of Representations. . . . . . . . . . . . . . . . . .    39
     8.2.   Buyer's Performance. . . . . . . . . . . . . . . . . . . . . .    39
     8.3.   No Injunction. . . . . . . . . . . . . . . . . . . . . . . . .    39
     8.4.   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . .    39

9.   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
     9.1.   Termination Events . . . . . . . . . . . . . . . . . . . . . .    40
     9.2.   Effect of Termination. . . . . . . . . . . . . . . . . . . . .    40

10.  INDEMNIFICATION; REMEDIES . . . . . . . . . . . . . . . . . . . . . .    40
     10.1.  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
     10.2.  Indemnification and Payment of Damages by Sellers. . . . . . .    41
     10.3.  Indemnification and Payment of Damages by Buyer. . . . . . . .    42
     10.4.  Time Limitations . . . . . . . . . . . . . . . . . . . . . . .    42
     10.5.  Limitations on Amount. . . . . . . . . . . . . . . . . . . . .    43
     10.6.  Procedure for Indemnification -- Third Party Claims. . . . . .    43
     10.7.  Tax Indemnity. . . . . . . . . . . . . . . . . . . . . . . . .    45

11.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
     11.1.  Disclaimer of Other Representations and Warranties by Seller .    45
     11.2.  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . .    46
     11.3.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
     11.4.  Public Announcements . . . . . . . . . . . . . . . . . . . . .    46
     11.5.  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . .    46
     11.6.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
     11.7.  Jurisdiction; Service of Process . . . . . . . . . . . . . . .    48
     11.8.  Further Assurances . . . . . . . . . . . . . . . . . . . . . .    48
     11.9.  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
     11.10. Entire Agreement and Modification. . . . . . . . . . . . . . .    48
     11.11. Assignments, Successors, and No Third-Party Rights . . . . . .    48
     11.12. Severability . . . . . . . . . . . . . . . . . . . . . . . . .    49
     11.13. Section Headings, Construction . . . . . . . . . . . . . . . .    49
     11.14. Time of Essence. . . . . . . . . . . . . . . . . . . . . . . .    49
     11.15. Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .    49
     11.16. Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .    50

                            STOCK PURCHASE AGREEMENT

          This stock purchase agreement ("Agreement") is made as of September 18, 1996 by and among The Toro Company, a Delaware corporation ("Buyer"); James Hardie (USA) Inc., a Nevada corporation; James Hardie Industries, Limited, a corporation organized under the laws of New South Wales, Australia; and RCI Pty. Ltd., a corporation organized under the laws of the Australian Capital Territory, Australia (collectively, "Sellers"). All capitalized terms not otherwise defined are defined in the Appendix to this Agreement.

                                    RECITALS

          Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of James Hardie Irrigation, Inc., a Nevada corporation ("Hardie US"), James Hardie Irrigation Pty. Limited, a corporation organized under the laws of South Australia, Australia ("Hardie Australia"), and James Hardie Irrigation Europe S.p.A., a corporation organized under the laws of Italy ("Hardie Italy and collectively with Hardie US and Hardie Australia, the "Acquired Companies") for the consideration and on the terms set forth in this Agreement; and

          Sellers are, and with respect to Hardie Italy will be at the Closing, the record and beneficial owners of all of the issued and outstanding capital stock of the Acquired Companies.

                                    AGREEMENT

          The parties, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

          1.   SALE AND TRANSFER OF SHARES; CLOSING

          1.1. SHARES. Subject to the terms and conditions of this Agreement at the Closing, Sellers will sell, convey, assign, transfer, and deliver the Shares to Buyer, and Buyer will purchase and acquire the Shares from Sellers.

          1.2. PURCHASE PRICE. The purchase price for the Shares will be US$131,500,000 plus the Adjustment Amount (the "Purchase Price"). The Buyer and Sellers agree to allocate the Purchase Price (and all other capitalizable costs) among the Shares for all purposes, including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as SCHEDULE 1.2.

          1.3. CLOSING. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares (the "Closing") provided for in this Agreement will take place at the offices of Barnhorst, Schreiner & Goonan, located at 550 West "C" St., Ste. 1350, San Diego, California, at 10:00 a.m. (local time) on the later of (i) November 15, 1996 or (ii) the date that is two business days following the later of (x) the date on which the conditions set forth herein shall have been satisfied or duly waived or (y) the termination or expiration of the applicable waiting period under the HSR Act, or at such other time and place as the parties may agree. Subject to the provisions of SECTION 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this SECTION 1.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

          1.4. CLOSING OBLIGATIONS.  At the Closing:

          (a)  Sellers will deliver to Buyer:

               (i) certificates representing the Shares, free and clear of all Encumbrances, duly endorsed and in proper form for transfer (or accompanied by duly executed stock powers);

               (ii) certificates dated the Closing Date, (x) setting forth the resolutions of the Board of Directors of Sellers authorizing the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and certifying that such resolutions have not been amended or rescinded and are in full force and effect; and (y) setting forth the matters contemplated by SECTIONS 7.1 and 7.2 of this Agreement; and

               (iii) such other documents, instruments or agreements as may be reasonably requested by Buyer to effectuate the Contemplated Transactions.

               (iv) each Seller which is a transferor of a U.S. real property interest shall provide to Buyer an affidavit of an officer of such Seller, sworn to under penalties of perjury, setting forth, in the form set forth in Section 1.1445-2(b)(2) of the Treasury Regulations promulgated under the Code, such Seller's name, address and federal tax identification number and stating that such Seller is not a "foreign person" within the meaning of
               Section 1445 of the Code. If Buyer shall not have received such affidavit on or before the Closing Date, Buyer may withhold from the Purchase Price such sums as required to be withheld therefrom under Section 1445 of the Code.

          (b)  Buyer will deliver to Sellers:

               (i) the following amounts by wire transfer in immediately available funds to accounts specified by Sellers: an amount equal to the estimated SE for Hardie US as shown on the Certificate (as defined in SECTION 1.6(a)) plus US$21,498,438 to James Hardie
               (USA) Inc.; an amount equal to the estimated SE for Hardie Australia as shown on the Certificate plus US$5,000,000 to James Hardie Industries Limited; and an amount equal to the estimated SE for Hardie Italy as shown on the Certificate plus US$374,610 to RCI Pty. Ltd.;

               (ii) certificates dated the Closing Date, (x) setting forth the resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and certifying that such resolutions have not been amended or rescinded and are in full force and effect; and (y) setting forth the matters contemplated by SECTIONS 8.1 and 8.2 of this Agreement; and

               (iii) such other documents, instruments or agreements as may be reasonably requested by Sellers to effectuate the Contemplated Transactions.

          1.5. ADJUSTMENT AMOUNT. The Adjustment Amount (which may be a positive or negative number) will be equal to the aggregate Shareholders' Equity of the Acquired Companies as of the Closing Date, determined in accordance with GAAP, except as noted herein ("SE") less US$104,626,952 (see SCHEDULE 1.5, which sets forth certain calculations with respect to the Balance Sheet that reflect the derivation of said amount). For purposes of determining the Adjustment Amount, the exchange rates that will be used to calculate SE of the Acquired Companies as of the Closing Date shall be the James Hardie Spot Exchange Rates as of the Closing Date, calculated in the manner previously provided to Buyer.

          1.6. ADJUSTMENT PROCEDURE. (a) At least 2 business days prior to the Closing, Sellers shall deliver to Buyer a certificate containing a good faith estimate of the SE of each Acquired Company as of the Closing Date (the "Certificate"). Sellers will prepare and will cause Coopers & Lybrand L.L.P., Coopers & Lybrand Australia, and Coopers & Lybrand Italy (collectively "C&L") to audit the separate financial statements of the Acquired Companies as of the Closing Date and for the period from the date of the Balance Sheet through the Closing Date ("Closing Financial Statements"), prepared in accordance with GAAP, including a footnote in the Hardie US Closing Financial Statements of the computation of SE (for all of the Acquired Companies) as of the Closing Date, and consistent with SCHEDULE 1.5; PROVIDED that the Closing Financial Statements shall be prepared in accordance with SECTION 2.4. Buyer's auditors will be allowed to observe C&L's observation of Sellers' physical inventory, and C&L will keep Buyer's auditors reasonably informed as to matters relating to the audit. At Buyer's expense, Sellers or C&L will provide Buyer's auditors with such access to information as Buyer's auditors may reasonably need to be able to render an unqualified opinion to Buyer with respect to the Closing Financial Statements. Sellers will deliver the Closing Financial Statements to Buyer within 60 days after the Closing Date. If within 60 days following delivery of the Closing Financial Statements, Buyer has not given Sellers written notice of its objection to the Closing Financial Statements (such notice must contain a statement of the basis of Buyer's objection), or the objection is based upon a difference of US$250,000 or less between C&L and Buyer's auditors' calculations with respect to the SE reflected in the Closing Financial Statements, then the SE reflected in the Closing Financial Statements will be used in computing the Adjustment Amount. Sellers shall cause C&L to cooperate fully with Buyer and its accountants to the extent required by Buyer and its accountants to review the Closing Financial Statements (including, without limitation, providing reasonable access upon and following the delivery of the Closing Financial Statements to Buyer to review the workpapers of C&L relating to its audit of the Closing Financial Statements). If Buyer gives a notice of objection, Buyer's and Sellers' accountants shall attempt in good faith to resolve their differences, and any resolution by them as to any disputed amount shall be final, binding and conclusive on Buyer and Sellers. If the parties' accountants are unable to resolve any such dispute within fifteen days of the date of Sellers' receipt of Buyer's notice of objection, then either party may submit the issues in dispute to one of the other "Big Six" certified public accounting firms (the "Accountants"), agreeable to both parties, for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants access to such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Related Persons (or its independent public accountants), and each party will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants, (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties, and (iii) the Accountants shall award the party prevailing in such dispute its reasonable costs for such proceeding, taking into consideration the results of the proceeding. (The balance sheet included in the Closing Financial Statements as adjusted, if necessary, to reflect the final Adjustment Amount, is sometimes referred to herein as the "Closing Balance Sheet").

          (b) On the tenth business day following the Adjustment Amount Determination Date, if the Purchase Price is greater than the payments made pursuant to SECTION 1.4(b)(i), Buyer will pay the difference to Sellers, and if the Purchase Price is less than the payments made pursuant to Section 1.4(b)(i), Sellers will pay the difference to Buyer. Amounts not paid within thirty (30) days of the date such amounts are due will bear interest at five percent (5%) per annum beginning on the Closing Date and ending on the date of payment. Payments must be made in immediately available funds. Payments must be made by wire transfer to such bank account as the recipient will specify. The Adjustment

Amount will be allocated dollar for dollar among the Acquired Companies in accordance with the changes in their respective SEs, if any, as shown on the Closing Balance Sheet, as compared to their Ses as shown on the Balance Sheet.

          2.     REPRESENTATIONS AND WARRANTIES OF SELLERS

          Sellers represent and warrant to Buyer as follows:

          2.1. ORGANIZATION AND GOOD STANDING. (a) Each Acquired Company is a business entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, and to own, lease and operate the properties and assets where such properties and assets are now owned, leased or operated. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

          (b) Sellers have made, or will make, available to Buyer prior to the Closing Date correct and complete copies of the Organizational Documents of each Acquired Company, as currently in effect. Other than Wallace O'Connor, Inc., the Acquired Companies have no subsidiaries.

          2.2. AUTHORITY; NO CONFLICT. (a) Sellers have full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and otherwise carry out their obligations hereunder. This Agreement and the consummation of the Contemplated Transactions have been duly authorized, executed and delivered by Sellers and constitute valid and legally binding obligations of Sellers, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights and rules of law governing specific performance, injunctive relief and other equitable remedies. Sellers have obtained all necessary corporate and shareholder authorizations and approvals required for the execution and delivery of this Agreement and the consummation of the Contemplated Transactions.

          (b) Except as set forth in SCHEDULE 2.2, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will:

          (i) give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

               (1) any provision of Sellers' or the Acquired Companies' Organizational Documents;

               (2) any resolution adopted by the board of directors or the stockholders of Sellers or the Acquired Companies;

               (3) any Legal Requirement or Order to which any of Sellers or the Acquired Companies may be subject or by which any of their respective assets or properties may be bound or affected; or

               (4) any Contract to which any of Sellers or the Acquired Companies is a party or by which any of Sellers or any Acquired Company may be bound or by which any of their respective assets or properties may be bound or affected;

          (ii) with or without the giving of notice or the lapse of time or both, violate, conflict with, result in or constitute a breach of or default under, or constitute an event permitting modification, amendment or termination of, or result in any acceleration of or increase in any payment required by, or in the loss, revocation, impairment, suspension or forfeiture of any rights, privileges or benefits of any of the Acquired Companies, or result in the creation or imposition of any Encumbrance upon any of the respective properties, assets or businesses of any of the Acquired Companies under, any Organizational Document, Contract, Order or Legal Requirement to which any of the Sellers or any Acquired Companies is a party or by which any of them or any of their respective assets or properties may be bound or affected; except for any of the foregoing matters in this clause (ii) that are not individually or in the aggregate reasonably likely to result in a Material Adverse Change.

Except as set forth in SCHEDULE 2.2, Sellers and the Acquired Companies are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions and there is no requirement applicable to any of Sellers or the Acquired Companies (or in the case of any non-United States matters, Buyer in connection with or as a result of the condition of the business of the Acquired Companies or the status of the Acquired Companies) to make or give any declaration, notice, registration, application or filing to or with, or to obtain any order, qualification, waiver, permit, authorization, consent or approval of or from, any Governmental Body or other Person in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions (except as may arise as a result of the specific legal or regulatory status of Buyer, other than Buyer's status as a U.S. legal entity).

          2.3. CAPITALIZATION. The authorized, capital stock of the Acquired Companies is shown on SCHEDULE 2.3. Each of the outstanding Shares has been duly authorized and validly issued and is fully paid and nonassessable, free and clear of any preemptive rights. Sellers are the record and beneficial owners of all of the issued and outstanding capital stock of the Acquired Companies, free and clear of any Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Sellers will deliver to Buyer good and valid title to all of the Shares, free and clear of any Encumbrances. Except for the encumbrances listed on SCHEDULE 2.3 (which will be eliminated at Sellers' cost prior to the Closing), no shares of capital stock of the Acquired Companies are held in treasury, and, except for the Shares, there are no issued or outstanding equity securities of the Acquired Companies and no other issued or outstanding equity securities of the Acquired Companies convertible at any time into equity securities of the Acquired Companies. Except for this Agreement, there are no agreements, arrangements, warrants, options, puts, calls, rights, options or employee benefit plans or other commitments or understandings of any character (including without limitation phantom securities) relating to any capital stock of any Acquired Company or to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any shares of capital stock or any debt or equity or other securities of any of the Acquired Companies.

          2.4. FINANCIAL STATEMENTS.  Sellers have made available to Buyer: (a)
(i) unaudited balance sheets of Hardie US as at March 31 in each of the years 1993 through 1994, and the related unaudited statements of income, changes in shareholder's equity, and cash flows for each of the fiscal years then ended;
(ii) unaudited balance sheets of Hardie Australia as at March 31 in each of the years 1993 through 1995, and the related unaudited statements of operations, changes in shareholder's equity, and cash flows for each of the fiscal years then ended; and (iii) unaudited balance sheets of Hardie Italy as at March 31 in each of the years 1993 through 1995, and the related unaudited statements of operations, changes in shareholder's equity, and cash flows for each of the fiscal years then ended; and (b) (i) audited balance sheets of James Hardie Irrigation, a division of Hardie US, as at March 31, 1995 and 1996, and the related audited statements of operations, divisional equity, and cash flows for each of the fiscal years then ended, together with the report thereon of C&L, independent certified public accountants; (ii) an audited balance sheet of Hardie Australia as at March 31, 1996, and the related audited statements of operations, shareholder's deficit, and cash flows for the fiscal year then ended, together with the report thereon of C&L, independent certified public accountants; and (iii) an audited balance sheet of Hardie Italy as at March 31, 1996, and the related audited statements of operations, shareholder's equity, and cash flows for the fiscal year then ended, together with the report thereon of C&L, independent certified public accountants (the audited balance sheets as at March 31, 1996 of each of James Hardie Irrigation, a division of Hardie US, Hardie

Australia and Hardie Italy, including the notes thereto, collectively, the "Balance Sheet"). The information contained in the unaudited financial statements referred to in this SECTION 2.4 was prepared in the ordinary course of business, in good faith, based upon the books and records of the Acquired Companies, relied upon in the conduct of the Acquired Companies' business, and, to the Knowledge of Sellers and the Acquired Companies, after due inquiry, is accurate, in all material respects, with respect to the Acquired Companies as of such dates and for such periods. The audited financial statements referred to in this SECTION 2.4 present, and the Closing Financial Statements will present, fairly the financial position, operations, shareholders' equity and cash flows of the Acquired Companies as of such dates and for such periods; such balance sheets and the notes thereto include or disclose, and the Closing Balance Sheet will include or disclose, all material liabilities, direct or contingent, of the Acquired Companies as of the dates thereof; and such financial statements are, and the Closing Financial Statements will be, prepared in accordance with GAAP. The Closing Financial Statements will be prepared in accordance with GAAP and shall be accompanied by the unqualified audit opinion of C&L.

          2.5. TITLE TO PROPERTIES; ENCUMBRANCES. The Acquired Companies hold good and marketable fee title or valid and subsisting leasehold title to all of the real property and other properties or assets of which any Acquired Company is the record and beneficial owner or the lessee or licensee ("Acquired Assets") free and clear of any liens, charges, pledges, security interests or other Encumbrances or imperfections or defects in title other than: (a) those reflected or reserved against in the Balance Sheet; (b) those set forth on
SCHEDULE 2.5, and Permitted Encumbrances, if any, which, individually or in the aggregate, do not materially adversely affect the marketability or insurability of title to the real property or materially detract from the value of or materially interfere with the present use of the real property; or (c) as to the assets which are leased, the rights of the other party or parties to the lease arrangements. All Acquired Assets are in good operating condition and in good repair, except for ordinary wear and tear or assets that are at or near the end of their useful lives, and suitable for the uses intended, except for such failures that individually or in the aggregate are not reasonably likely to result in a Material Adverse Change, and such Acquired Assets comprise all of the assets and properties used in the operation of the Acquired Companies' Business as currently conducted or required by the Acquired Companies for the continued conduct of the Acquired Companies' Business. Without limiting the foregoing, all inventory comprising Acquired Assets is of good, usable and merchantable quality in all material respects and does not include obsolete or discontinued items, unless and to the extent a reserve for such obsolete and discontinued items has been established on the Acquired Companies' financial statements. For purposes of this Agreement, "Permitted Encumbrances" with respect to any real property shall mean:

               (i) liens for Taxes and assessments, both general and special, and other governmental charges which are not yet due and payable as of the Closing;

               (ii) all land use restrictions (including environmental and wetlands), building and zoning codes and ordinances, and other laws, ordinances, regulations, rules, orders, licenses or determinations of any Governmental Body heretofore, now or hereafter enacted, made or issued by any such authority affecting the real property;

               (iii) all easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements, and other matters of record which are customary and typical for properties similar to the real property;

               (iv) all encroachments, overlaps, overhangs, unrecorded easements, or any other matters not of record which would be disclosed by an accurate survey or inspection of the real property, including, without limitations, any of the foregoing which are disclosed by any surveys provided by Sellers hereunder;

               (v) all electric power, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines, and facilities of any nature on, over or under the real property, and all licenses, easements, rights-of-way, and other agreements relating thereto;

               (vi) all existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the real property;

               (vii) prior reservations or conveyances of mineral rights or mineral leases of every kind and character;

               (viii) inchoate mechanic's and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's, carrier's liens, and other similar statutory liens arising in the Ordinary Course of Business for amounts not yet overdue; and

               (ix) all exceptions set forth in the preliminary title reports referenced on SCHEDULE 2.5, which have been provided by Sellers to Buyer.

          2.6 TAXES. (a) Except as set forth on SCHEDULE 2.6(a), each of the Sellers and each Acquired Company has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Except as set forth on SCHEDULE 2.6(a), each Acquired Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment, except such Taxes, if any, as are listed in SCHEDULE 2.6(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) will be provided in the Closing Balance Sheet.

          (b) (i) The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company's liability for Taxes; (ii) there exists no proposed tax assessment against any Acquired Company except as disclosed in the Closing Balance Sheet or in SCHEDULE 2.6(a); (iii) all Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person, and (iv) there exists no lien for Taxes upon any assets of any Acquired Company, except liens for Taxes not yet due and payable.

          (c) All Tax Returns filed by (or that include on a consolidated, unitary, or combined basis) any Acquired Company are true, correct, and complete. There is no tax sharing agreement that required or will require any payment by any Acquired Company after the Closing Date.

          (d) Except as set forth in SCHEDULE 2.6(d), none of the Acquired Companies (i) has been a member of any group that has filed a combined, consolidated or unitary Tax Return, other than such Tax Returns for which the period for assessment has expired (taking into account any extension or waiver thereof) or (ii) has any liability for the Taxes of any person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (e) Except for Hardie US and as set forth in SCHEDULE 2.6(e), none of the Acquired Companies is (i) engaged in a United States trade or business for federal income tax purposes; (ii) a passive foreign investment company within the meaning of the Code; or (iii) a foreign investment company within the meaning of the Code.

          (f) Except as set forth on SCHEDULE 2.6(f), no claim has ever been made by an authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

          (g) Except as set forth on SCHEDULE 2.6(g), to the Knowledge of Sellers and the Acquired Companies, after due inquiry, no authority will assess any additional Taxes on any Acquired Company for any period for which Tax Returns have been filed. There is no dispute or claim concerning any tax liability for Tax of any of the Acquired Companies either (i) claimed or raised by any authority in writing or (ii) as to which any of the Sellers and the directors and officers (and employees responsible for Tax matters) of the Acquired Companies has Knowledge. SCHEDULE 2.6(g) lists all foreign, federal, state, and local income Tax Returns filed with respect to any of Acquired Companies that currently are the subject of audit.

          (h) Except as set forth on SCHEDULE 2.6(h), none of the Acquired Companies has waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that has not since expired.

          (i) None of the Acquired Companies has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

          (j) Except as set forth on SCHEDULE 2.6(j), none of the income of any of the Acquired Companies is Subpart F income of Hardie US (within the meaning of Section 952 of the Code).

          (k) James Hardie (USA) Inc. has in the past filed, and for the tax year that includes the Closing Date, will file, as the common parent, a consolidated federal income tax return that includes Hardie US.

          (l) SCHEDULE 2.6(l) sets forth a summary of the adjusted basis of the assets of Hardie US for federal income tax purposes as at the date set forth on that schedule.

          2.7. NO MATERIAL ADVERSE CHANGE; CONTINGENT LIABILITIES.

          (a) Since March 31, 1996, there has not been any Material Adverse Change and no event has occurred or circumstance exists that is reasonably likely to result in a Material Adverse Change, provided, however, and without limiting the generality of the foregoing, Buyer and Sellers agree that the following shall not constitute a Material Adverse Change: (i) a decline, resulting from the impact on the Acquired Companies of the Contemplated Transactions, of up to and including 25% in the revenues, on a cumulative basis, of the Acquired Companies from their worldwide landscape business during the 12 month period immediately preceding the Closing Date, when compared to the same twelve month period for the prior year; and (ii) any action that is required to be taken pursuant to SECTION 6.2(a) of this Agreement. The foregoing notwithstanding, for purposes of determining whether a material adverse effect has otherwise occurred, the exception stated in SUBSECTION (i) above shall not be deemed to establish a standard of materiality.

          (b) None of the Acquired Companies is subject to any obligation or liability of any nature (whether known or unknown, due or to become due, accrued, absolute, contingent, inchoate or otherwise, including, without limitation, unasserted claims), which is not reflected on the Balance Sheet, other than obligations and liabilities incurred in the Ordinary Course of Business after March 31, 1996 which, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Change.

          2.8. EMPLOYEE BENEFITS. (a) SCHEDULE 2.8(a) includes a complete list of all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by any of the Acquired Companies or to which any of the Acquired Companies contributes or is obligated to contribute ("Plans"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

          (b) With respect to each Plan, Sellers have delivered, or will deliver prior to the Closing Date, to Buyer a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the current summary plan description, if any; (iii) the most recent annual financial report pertaining to Hardie US, if any; and (iv) the most recent determination letter from the IRS, if any. Except as specifically provided in the foregoing documents delivered to Buyer, there are no amendments to any Plan that have been adopted or approved nor have Sellers or any of the Acquired Companies undertaken to make any such amendments.

          (c) SCHEDULE 2.8(c) identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Qualified Plan that has not been revoked, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No Plan is intended to meet the requirements of Code Section 501(c)(9).

          (d) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements referred to in SECTION 2.4.

          (e) The Acquired Companies have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of any of the Acquired Companies under ERISA or the Code. No prohibited transaction has occurred with respect to any Plan.

          (f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

          (g) No Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has any of the Acquired Companies or any ERISA Affiliate thereof, at any time since September 2, 1974, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

          (h) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of any of the Acquired Companies following the Closing. Without limiting the generality of the foregoing, none of the Acquired Companies nor any ERISA Affiliate thereof has engaged in any transaction described in Section 4069 or
Section 4204 or 4212 of ERISA.

          (i) Except as set forth in the current summary plan description, the Acquired Companies have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Acquired Companies.

          (j) Except as specifically contemplated by SECTION 5.3(c) of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of any of the Acquired Companies. Without limiting the generality of the foregoing, no amount paid or payable by any of the Acquired Companies in connection with the Contemplated Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 28OG of the Code. The total severance that could become payable if the employment of all employees of the Acquired Companies were terminated on the Closing Date would not exceed the amount set forth on SCHEDULE 2.8(j).

          (k) No labor organization or group of employees of any of the Acquired Companies has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers and the Acquired Companies, after due inquiry, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of Sellers and the Acquired Companies, after due inquiry, threatened against or involving any of the Acquired Companies.

          (l) There are no pending or, to the Knowledge of Sellers or the Acquired Companies, after due inquiry, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of any of the Acquired Companies to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any multiemployer plan.

          (m) For purposes of this SECTION 2.8, the term "employee" shall be considered to include individuals rendering personal services to any of the Acquired Companies as independent contractors.

          (n)  AUSTRALIAN SUPERANNUATION SCHEMES.

               1.     SCHEDULE 2.8(n) references all of the Australian Schemes.

               2. There is no accrued liability, unfunded or contingent obligations with respect to any Australian Scheme.

               3. All occupational superannuation contributions required under any award or prescribed industrial agreement in respect of the Employees have been made and all applicable laws have been satisfied. There is no superannuation guarantee charge of liability accrued or payable in respect of Employees.

               4. Each Australian Scheme has at all times been administered in accordance with the relevant rules and/or trust document and (in the case of superannuation schemes) in accordance with all requirements which from time to time have needed to be satisfied in order for the Australian Scheme to qualify for the maximum income tax concessions available to superannuation funds.

               5. Each Australian Scheme (which is a superannuation scheme) has been and remains a "complying superannuation fund" for the purposes of the Australian Income Tax Assessment Act 1936.

               6. All payments from the Seller's Fund contemplated by or made pursuant to SECTION 5.3(b) are permitted by the trust deeds and rules governing the Seller's Fund.

               7. For purposes of this Section 2.8(n), "Australian Schemes" means all superannuation schemes, retirement benefit schemes or other pension schemes or arrangements and all employment benefit plans, program or arrangements such as medical, dental or life insurance made available to or procured for the current and former officers and employees of Hardie Australia, if any.

          2.9. COMPLIANCE WITH LEGAL REQUIREMENTS.  Except as set forth on
SCHEDULE 2-9: (a) the business of the Acquired Companies has been and is being conducted in accordance with all applicable Legal Requirements or Orders of all Governmental Bodies or other authorities (exclusive of Environmental Laws as covered by SECTION 2.14 below), the Acquired Assets conform with all applicable Legal Requirements or Orders and none of

Sellers or the Acquired Companies has received any notice alleging any conflict with, violation or breach of or default under any Legal Requirements or Orders, other than those that individually or in the aggregate are not reasonably likely to result in a Material Adverse Change; and (b) the Acquired Companies are not in violation of, or in default under, any term or provision of their Organizational Documents or of any lien, indenture, mortgage, lease, agreement, instrument, commitment or other arrangement or other Contract or Encumbrance, or subject to any restriction of any kind or character, which individually or in the aggregate is reasonably likely to result in a Material Adverse Change. Sellers have received no notice of any proposed public improvement which may involve any charge being levied or assessed against the real property of the Acquired Companies that individually or in the aggregate is reasonably likely to result in a Material Adverse Change.

          2.10. LEGAL PROCEEDINGS. Except as set forth in SCHEDULE 2.10, there are no actions, claims, suits, demands, arbitrations, inquiries, summons, investigations or proceedings of any nature, whether civil, criminal, administrative, regulatory or otherwise, pending or, to the Knowledge of Sellers or the Acquired Companies, after due inquiry, threatened against or relating to any of the Acquired Companies or any of their respective properties or assets, or relating to this Agreement or the Contemplated Transactions by or before any Governmental Body, and there are no orders, writs, injunctions, stipulations, awards, judgments or decrees outstanding against, affecting or relating to the Acquired Companies or their respective assets or properties which individually or in the aggregate are reasonably likely to result in a Material Adverse Change. Except as described on SCHEDULE 2.10, (a) there are no express written warranties with respect to the present or former products of the Acquired Companies, and (b) there are no pending or, to the Knowledge of Sellers or the Acquired Companies, after due inquiry, threatened claims with respect to any such warranty that are not reserved for in the warranty reserve that individually or in the aggregate are likely to result in a Material Adverse Change.

          2.11. ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in
SCHEDULE 2.11, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

               (a) change in any Acquired Company's authorized or issued capital stock; grant of any option or right or other security or commitment relating to the purchase of any shares of capital stock or other security of any Acquired Company; issuance of any security convertible into or exchangeable or exercisable for any such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock (other than dividends paid by a wholly owned subsidiary of an Acquired Company to an Acquired Company or to a wholly owned subsidiary of an Acquired Company);

               (b) amendment to the Organizational Documents of any Acquired Company;

               (c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee or entry into any employment, severance, or similar contract with any director, officer, or employee, except in the Ordinary Course of Business;

               (d) adoption or amendment of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company ("Benefit Arrangements");

               (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, that individually or in the aggregate is reasonably likely to result in a Material Adverse Change;

               (f) sale (other than sales of inventory in the Ordinary Course of Business, the transfer of ownership of the Carson City property, and the distribution of all of the capital stock of Wallace O'Connor, Inc., which shall occur prior to the Closing Date), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset or property of any Acquired Company;

               (g) entry into any material joint venture or partnership, or any purchase or acquisition of any assets or securities of any Person;

               (h) material capital expenditure or commitment, any incurrence or guarantee of any indebtedness for money borrowed (other than short-term indebtedness incurred in the Ordinary Course of Business);

               (i) material change in the accounting methods used by any Acquired Company or any material reclassification of assets or liabilities;

               (j) transfer of any assets or other rights from any Acquired Company to, or any assumption of any liability by any Acquired Company of, the liabilities of Wallace O'Connor, Inc.; or

               (k) agreement, commitment or understanding, whether oral or written, by any Seller or any Acquired Company to do any of the foregoing.

          2.12. CONTRACTS; NO DEFAULTS. SCHEDULE 2.12 sets forth a list of all Contracts to which any of the Acquired Companies is a party or by which any of the Acquired Companies is obligated or any of their assets are subject, in the following categories: (a) Benefit Arrangements providing for aggregate payments of US$50,000 or more in any 12-month period or any contract with employees, consultants or agents not terminable at will without cost or other liability by reason of such termination; (b) collective bargaining agreements; (c) guarantees by any of the Acquired Companies of any obligation for the borrowing of US$100,000 or more in the aggregate; (d) letters of credit, indentures, notes, mortgages, installment obligations, capital leases, interest rate or foreign exchange contracts, or other instruments relating to the borrowing of money in excess of US$100,000 in the aggregate; (e) agreements, contracts, commitments, licenses, agreements or leases (excluding open purchase orders or supply agreements entered into in the Ordinary Course of Business) that involve the receipt or payment by any of the Acquired Companies within one year of more than US$100,000; (f) executory contracts involving the acquisition or disposition of material tangible or intangible assets other than in the Ordinary Course of Business; (g) any sales representative, marketing or other distributorship agreements which involve the sale of greater than US$100,000 of product annually; and (h) any Contract containing a non-compete, indemnity or similar provision. Except as disclosed on SCHEDULE 2.12 or as not individually or in the aggregate reasonably likely to result in a Material Adverse Change, none of the Acquired Companies is in breach or violation of or default under any Contract (and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute such a breach, violation or default by any of the Acquired Companies), has waived any rights under any Contract, and (to the Knowledge of Sellers and the Acquired Companies, after due inquiry) the other parties with whom any of them has a Contract are not in breach of or in default under any such Contract.

         2.13. INSURANCE. (a) The Acquired Companies are named as insureds with insurance carriers, covering the assets, business, equipment, properties, operations, employees, officers and directors of each of the Acquired Companies, in amounts and against all risks normally insured against by Persons operating similar businesses in similar locations. SCHEDULE 2.13 sets forth a list of the insurance coverage in effect as of the date of this Agreement. There is no material claim by any of the Acquired Companies pending under any of the material insurance coverage as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

         (b) Sellers and their predecessors have maintained or maintain certain policies of insurance applicable to the Acquired Companies which are not necessarily exclusive to the Acquired Companies, including, but not limited to, some of the policies described in SECTION 2.13. Certain coverages and limits under these policies may be impaired by claims arising from other operations of Sellers and their Related Persons and predecessors currently or previously owned by Sellers and their Related Persons and predecessors. Except as otherwise provided in this SECTION 2.13, Sellers make no representations or warranties in respect of any policy of insurance and shall not be responsible for any allocations, determinations as to coverage or lack thereof, or any action or failure to act or decision or interpretation made by underwriters, insurers or their agents with respect thereto.

         (c) In the event that, between the execution of this Agreement and the Closing Date, any insured property owned or leased by any of the Acquired Companies suffers any damage, destruction, or allied loss, and such damage, destruction, or allied loss is not reflected in the Closing Balance Sheet, Sellers shall surrender to Buyer at the Closing, (i) all insurance proceeds received by Sellers with respect to such damage or loss and
(ii) all rights of the Sellers with respect to any causes of action, whether or not litigation has commenced as of the Closing Date, in connection with such damage or loss.

         2.14. ENVIRONMENTAL MATTERS. Except as set forth on SCHEDULE 2.14, to the Knowledge of Sellers or the Acquired Companies, after due inquiry, no Acquired Company has received notice that any Environmental Laws or other foreign, federal, state or local statutes, orders, rules or regulations, ordinances or governmental policies require any work, repairs, construction or capital expenditures with respect to the properties and assets, which would result in any Material Adverse Change. To the Knowledge of Sellers or the Acquired Companies, after due inquiry, the Acquired Companies have complied, in the conduct of their respective businesses, with all applicable Environmental Laws, except for failures to comply which are not reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. None of the Acquired Companies has been notified that it may be a potentially responsible party under any Environmental Law and, to the Knowledge of Sellers or the Acquired Companies, after due inquiry, there are no events, facts or circumstances that indicate that any of the Acquired Companies will be a "potentially responsible party" under any Environmental Law, whether or not in respect of any properties or assets currently owned or leased by any Acquired Company. Except for any of the following which are not reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, (a) none of the Acquired Companies has received any written notice from any Person, including, without limitation, any Governmental Body, that alleges that any of the Acquired Companies is liable under or is not in compliance with the applicable Environmental Laws; and (b) there is no Environmental Claim pending, or to the Knowledge of Sellers or the Acquired Companies, after due inquiry, threatened, against any of the Acquired Companies or, to the Knowledge of Sellers or the Acquired Companies, after due inquiry, against any Person whose liability for any Environmental Claim the Acquired Companies have assumed by contract or operation of law or for which they may otherwise be liable. Except as set forth on SCHEDULE 2.14, to the Knowledge of Sellers or the Acquired Companies, after due inquiry, none of the Acquired Companies has or is subject to any Environmental Liabilities that individually or in the aggregate are reasonably likely to result in a Material Adverse Change.

         2.15.  INTELLECTUAL PROPERTY.  Except as contemplated by SECTION 5.5,
SCHEDULE 2.15 sets forth a complete list of all material Intellectual Property of the Acquired Companies on the date hereof and of all material license agreements pursuant to which any such Intellectual Property is licensed by or to the Acquired Companies. The Acquired Companies do not own, license or, to the Knowledge of Sellers or the Acquired Companies, after due inquiry, use Intellectual Property material to the continued operation of the Acquired Companies' Business that is not listed on SCHEDULE 2.15. Except as otherwise indicated in SCHEDULE 2.15, the Acquired Companies own the Intellectual Property listed in SCHEDULE 2.15 free and clear of any royalty, lien, Encumbrance or charge. The Acquired Companies own (or possess adequate and enforceable licenses or other rights to use) all Intellectual Property materially necessary to the conduct of their respective businesses as presently conducted.

Except as set forth on SCHEDULE 2.15, there are no existing or, to the Knowledge of Sellers or the Acquired Companies, after due inquiry, threatened claims of any third Person based on the use by, or challenging the ownership of, any of the Acquired Companies of any of such Intellectual Property that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. Except as set forth on SCHEDULE 2.15, there is no material infringing use by any Person of the Intellectual Property on such Schedule, that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. Except as set forth in SCHEDULE 2.10 or SCHEDULE 2.15, since January 1, 1993, the Acquired Companies have not received any notice or claim that any such Intellectual Property is not valid or enforceable, or of any infringement upon or conflict with any Intellectual Property of any third party by the Acquired Companies or of any claim by any third party alleging any such infringement or conflict. Except as set forth in SCHEDULE 2.10 or SCHEDULE 2.15, since January 1, 1993, the Acquired Companies have not given (and have no reason to give) any notice of infringement to any third party with respect to any of the Intellectual Property listed in SCHEDULE 2.15.

         2.16. BROKERS OR FINDERS. Sellers, the Acquired Companies and their respective agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Contemplated Transactions, for which Buyer or any of the Acquired Companies may be held liable.

         2.17. OWNERSHIP OF ASSETS: NO SELLER LIABILITIES. Except for certain insurance policies set forth on SCHEDULE 2.13: (i) none of Sellers, any Related Person of any Seller or any affiliate of any Seller (other than the Acquired Companies) owns, leases or uses, or since January 1, 1993 has owned, leased or used, any assets or properties, wherever located, used in or necessary for, or of the type only used in or necessary for, the business and operations of the Acquired Companies as currently conducted, as conducted since January 1, 1993 or as currently contemplated to be conducted (the "Acquired Companies' Business"); and (ii) none of the Acquired Companies has any obligation or liability of any nature (whether known or unknown, due or to become due, accrued, absolute, contingent, inchoate or otherwise, including, without limitation, unasserted claims) not primarily relating to and arising from the conduct of the Acquired Companies' Business.

         2.18. GOVERNMENTAL PERMITS. The Acquired Companies own, hold or possess (or otherwise have the right to use) all foreign, federal, state, and local governmental licenses, franchises, permits, privileges, certificates, variances, immunities, approvals and other authorizations, which are required to own, lease, operate and use their respective assets and properties and to carry on and conduct their respective businesses as currently conducted (herein collectively called "Governmental Permits"), except where the failure to own, hold or possess (or otherwise have the right to use) is not, individually or in the aggregate, reasonably likely to result in a Material Adverse Change. Each of such Governmental Permits is valid, subsisting and in full force and effect in all material respects and, to the Knowledge of Sellers or the Acquired Companies, after due inquiry, no suspension or cancellation of any of them is threatened, which such suspensions or cancellations are, individually or in the aggregate, reasonably likely to result in a Material Adverse Change. No written notice of cancellation, of default or of any dispute concerning any Governmental Permit, or written notice of any event, condition or state of facts which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any material Governmental Permit has been received by any of Sellers or the Acquired Companies, except for any of the foregoing which is not reasonably likely, individually or in the aggregate, to result in a Material Adverse Change.

         2.19. CERTAIN TRANSACTIONS OR ARRANGEMENTS. Except for the agreements, arrangements or understandings described in SCHEDULE 2.19 (collectively, the "Affiliate Agreements"), none of Sellers or any of their affiliates (other than the Acquired Companies and their wholly owned subsidiaries) (the "Continuing Affiliates") or any present or former officer or director of any Continuing Affiliate, or of any of the Acquired Companies (and no Person with whom any such officer or director has any relation by blood, marriage or adoption) and no affiliate or associate (as such terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any of the foregoing is presently, or since January 1, 1993, has been, directly or indirectly, a party to any agreement, arrangement or understanding with the Acquired Companies, including without limitation: (i) any material contract, agreement, understanding, commitment or other arrangement providing for the furnishing of services or rental of real or personal property to or from, or otherwise relating to the business or operations of, any of the Acquired Companies; (ii) any loans or advances to or from any of the Acquired Companies; (iii) pursuant to which any of the Acquired Companies may have any material obligation or liability; and (iv) any transaction of a kind which would be required to be disclosed pursuant to Item 404 of Regulation S-K, if the Acquired Companies as a group were subject thereto. The termination of the Affiliate Agreements is not, individually or in the aggregate, reasonably likely to result in a Material Adverse Change, and, as of the Closing Date, all of the Affiliate Agreements will be terminated (and shall be of no further force or effect) without any liability or payment whatsoever by Buyer or any of the Acquired Companies.

         2.20. ACCURACY OF INFORMATION FURNISHED. To the Knowledge of Sellers and the Acquired Companies, after due inquiry, no statement by any Seller contained herein contains or will contain any untrue statement of a material fact and no Seller has failed or will fail, in each case as of the respective date made, to inform Buyer of any material fact which, when considered with other information furnished to Buyer, is necessary to make the statements, representations, warranties, covenants and agreements contained in this Agreement (and the Schedules hereto) not materially misleading in the context in which given, and which in the aggregate would result in a Material Adverse Change. To the Knowledge of Sellers and the Acquired Companies, after due inquiry, none of the information provided by Sellers in the Offering Memorandum, the Data Room, any financial statement provided to Buyer, exhibit or schedule furnished by Sellers in connection with the Contemplated Transactions contains or will contain, in each case as of the respective date made, any untrue statement of a material fact or omits or will omit, in each case as of the date made, to state any material fact necessary to make the statements therein, in light of the circumstances under which they were, are or will be made not misleading, and which in the aggregate would result in a Material Adverse Change; provided, however that with respect to any financial projections, forecasts, or statements qualified as to management belief or words of like import, Sellers only represent and warrant that such projections and forecasts were prepared in good faith based upon assumptions believed by Sellers to be reasonable.

         2.21. LAGUNA NIGUEL PROPERTY. (a) Hardie US is the successor in interest to, and the current holder of, all right, title and interest of Hydro Rain, Inc. ("Hydro Rain") in and under (i) the General Partnership Agreement of Hydro Pacific, a California general partnership, dated as of January 6, 1978, between Birtcher Equities and Hydro Rain (as amended, modified or supplemented from time to time, the "Hydro Pacific Partnership Agreement"), and (ii) a Building Lease, dated as of January 6, 1978, between Hydro Pacific, as lessor, and Hydro Rain, as lessee, for premises at 27671 La Paz Road, Laguna Niguel, California (as amended, modified or supplemented from time to time, the "27671 La Paz Road Building Lease"). Hardie US is the current holder of all of the right, title and interest of the lessee under the Lease, dated as of June 19, 1990, between Birtcher Niguel, as lessor, and Hardie US, as lessee, with respect to the real property at 27631 La Paz Road, Laguna Niguel, California (as amended, modified or supplemented from time to time, the "Adjacent Property Lease").

         (b) Except for the failure of Hardie US to document formally certain consents to the replacement by Hardie US of Hydro Rain under the Laguna Niguel Documents (as hereinafter defined), neither Hardie US nor Hydro Pacific is in breach or violation of or default under any of the Laguna Niguel Documents and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute such a breach, violation or default, nor has Hardie US or Hydro Pacific waived any rights under any of the Laguna Niguel Documents, and, to the Knowledge of Sellers and the Acquired Companies, after due inquiry, the other parties to the Laguna Niguel Documents are not in breach of or in default thereunder. The term "Laguna Niguel Documents" shall mean, collectively, the following documents and agreements: (i) the Hydro Pacific Partnership Agreement, (ii) the 27671 La Paz Road Building Lease, (iii) the Ground Lease, dated as of January 6, 1978, between Birtcher Niguel, as lessor, and Hydro Pacific, as lessee (as amended, modified or supplemented from time to time, the "La Paz Road Ground Lease"), and (iv) the Adjacent Property Lease.

         3. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         3.1. ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         3.2. AUTHORITY; NO CONFLICT. (a) Buyer has full corporate power and authority to enter into this Agreement and to consummate the Contemplated Transactions and otherwise carry out its obligations hereunder. This Agreement and the consummation of the Contemplated Transactions have been duly authorized, executed and delivered by Buyer and constitute valid and legally binding obligations of Buyer, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights and rules of law governing specific performance, injunctive relief and other equitable remedies. Buyer has obtained all necessary corporate and shareholder authorizations and approvals required for the execution and delivery of this Agreement, and the consummation of the Contemplated Transactions.

         (b) Except as set forth in SCHEDULE 3.2, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will:

              (i) give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                   (1)  any provision of Buyer's Organizational Documents;

                   (2) any resolution adopted by the board of directors or the shareholders of Buyer;

                   (3) any Legal Requirement or Order to which Buyer may be subject or by which any of its assets or properties may be bound or affected; or

                   (4) any Contract to which Buyer is a party or by which Buyer may be bound or by which any of its assets or properties may be bound or affected;

              (ii) with or without the giving of notice or the lapse of time or both, violate, conflict with, result in or constitute a breach of or default under, or constitute an event permitting modification, amendment or termination of, or result in any acceleration of or increase in any payment required by, or in the loss, revocation, impairment, suspension or forfeiture of any rights, privileges or benefits of Buyer, or result in the creation or imposition of any Encumbrance upon any of the respective properties, assets or businesses of any of Buyer under, any Organizational Document, Contract, Order or Legal Requirement to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected; except for any of the foregoing matters in this clause (ii) that are not individually or in the aggregate reasonably likely to result in a Material Adverse Change to Buyer.

    Except as set forth in SCHEDULE 3.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3. INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

         3.4. CERTAIN PROCEEDINGS. As of the date hereof, to the Knowledge of Buyer, after due inquiry, there is no Proceeding that has been commenced (and not terminated or abandoned) against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

         3.5. BROKERS OR FINDERS. Buyers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Contemplated Transactions, for which Sellers may be held liable.

         3.6. CONSENTS AND APPROVALS. No authorizations, consents, approvals of or notices to any Governmental Body are required to be obtained or given (other than those which are ministerial in nature and which will not delay or invalidate the transactions contemplated herein) or waiting period required to expire in order that this Agreement and the Contemplated Transactions may be consummated, other than as set forth on the Schedules to the Agreement and the requirements imposed by the HSR Act.

         3.7. NECESSARY FUNDS. Buyer has, or will have at the Closing, the funds necessary to consummate the Contemplated Transactions.

         3.8. MATERIAL MISSTATEMENTS OR OMISSIONS. To the Knowledge of Buyer, after due inquiry, no representation or warranty made by Buyer in this Agreement is untrue or will be untrue or omits to state or will omit, in each case as of the respective date made, to state a material fact necessary to make the statement and facts contained therein not misleading.

         3.9.  BUYER'S INVESTIGATION.  Buyer acknowledges and agrees that it:
(i) is knowledgeable about the irrigation business; (ii) has made or prior to the Closing will have made its own inquiry and investigation into, and based thereon has or will have formed an independent judgment concerning certain aspects of the Acquired Companies; and (iii) has been or prior to the Closing will have been furnished with or given access to certain of the officers and employees of the Acquired Companies and other information about the Acquired Companies that it has requested. Notwithstanding any right of Buyer to investigate fully the matters contained herein, and notwithstanding SECTION 5.6, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of each Seller contained in this Agreement, the instruments or agreements executed by any Seller pursuant to the terms hereof or in any certificates or other documents delivered pursuant to this Agreement. However, after the Closing Date, Buyer agrees that it will not assert any claim against Sellers, their Related Persons or representatives, or hold any of such persons liable for any inaccuracies, misstatements or omissions with respect to information concerning the Acquired Companies furnished by Sellers, their Related Persons or representatives unless such inaccuracies, misstatements or omissions (a) constitute a breach of the terms or provisions of this Agreement, the instruments or agreements executed by any Seller pursuant to the terms hereof, or any certificates or other documents delivered pursuant to this Agreement, (b) provide the basis upon which a claim (as referenced in ARTICLE 10) can be asserted by Buyer pursuant to ARTICLE 10, or (c) constitute intentional fraud on the part of any Seller, or (d) arise pursuant to SECTION 1.6.

         4.   COVENANTS AND AGREEMENTS OF SELLERS

         4.1. ACCESS AND INVESTIGATION. Subject to restrictions: (i) contained in confidentiality agreements to which any Seller or Acquired Company is a party with respect to any information relating to any third party; (ii) that might be necessary to protect Buyer's, Sellers' or any Acquired Companies' attorney/client privilege; (iii) that might be necessary to avoid violation of the Antitrust Laws; or (iv) contained in SECTION 6.1, and provided there is no unreasonable interference with the Acquired Companies' Business, between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company and its Representatives to, (a) afford Buyer and any Third Party Representative and their respective Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") such full and free access to each Acquired Company's personnel, properties (including subsurface testing, subject to SECTION 6.1), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, (c) furnish Buyer and Buyer's Advisors, at Buyer's expense, access to C&L's work papers regarding the Balance Sheet and such other information regarding the Balance Sheet as may be necessary to permit Buyer's accountants to deliver an unqualified opinion to Buyer with respect to such financial statements as Buyer requires for reporting purposes under the securities laws, and (d) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request. Sellers will instruct C&L to provide to Buyer, at Buyer's expense, such audit reports and other information as Buyer requires to satisfy reporting obligations under the securities laws.

         4.2. OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to, conduct the business of such Acquired Company only in the Ordinary Course of Business and will use its Best Efforts to keep intact the business organization and goodwill thereof of the Acquired Companies.

         4.3. NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause each Acquired Company not to, take any affirmative action, or fail to take any action within their or its control, as a result of which any of the changes or events listed in SECTION 2.11 is reasonably likely to occur.

         4.4. APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, Sellers will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Sellers will, and will cause each Acquired Company to, cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions (including taking all actions reasonably requested by Buyer to cause the expiration or early termination of any applicable waiting period under the HSR Act).

         4.5. BEST EFFORTS. Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in SECTIONS 7 AND 8 to be satisfied.

         4.6. NO SOLICITATION. Sellers agree that neither the Acquired Companies, Sellers, any Related Person of any Acquired Company or any Seller, nor any of their respective subsidiaries or affiliates nor any of the officers, directors, employees, agents or Representatives of any of the foregoing, shall continue, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, joint venture or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, any Acquired Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, or enter into (or authorize) any agreement or agreement in principle with, any person relating to an Acquisition Proposal.

         4.7.  SELLERS' PAYMENT OF CERTAIN AMOUNTS.  On or prior to the
Closing, Sellers shall pay all amounts payable pursuant to the Shadow Stock Plan (as defined below), and any and all other amounts (except for the stay-on bonuses for the president and senior vice-presidents of Hardie US, as set forth on SCHEDULE 4.7, and the severance compensation as set forth on SCHEDULE 2.8(j) and SCHEDULE 4.7, which Buyer shall pay or for which Buyer will assume responsibility) that are or may become payable to employees, officers or directors of any of the Acquired Companies as a result of the consummation of the Contemplated Transactions. Subject to SECTION 6.2(a), Sellers shall pay all costs and expenses incurred on or prior to the Closing Date by any of Sellers or any of the Acquired Companies in connection with the Contemplated Transactions. Sellers shall make reasonable efforts to present to Sellers' insurers workers' compensation claims known to Sellers prior to the Closing Date.

         4.8. LOANS PAYABLE; INTERCOMPANY ACCOUNTS PAYABLE AND RECEIVABLE. Prior to the Closing Date, Sellers shall cause to be eliminated and converted into capital the loans payable by the Acquired Companies to their parent or affiliates, as the case may be, that are reflected on the Balance Sheet. In addition, Sellers shall, prior to Closing, eliminate intercompany accounts payable and receivable (except for inter-Acquired Company accounts payable and receivable). Such elimination of loans payable to parent or affiliates and intercompany accounts payable and receivable will be reflected in the calculation of SE as of the Closing Date, and Buyer and the Acquired Companies shall have no obligation to Sellers or their Related Persons for such loans payable or accounts payable and receivable other than to pay the Purchase Price and the Adjustment Amount.

         4.9. LAGUNA NIGUEL PROPERTY. (a) Seller shall use reasonable and good faith efforts to cause Birtcher Niguel (or the applicable Affiliate thereof) (collectively, "Birtcher") to execute and deliver to Buyer an estoppel certificate, in form and substance acceptable to Buyer in Buyer's reasonable discretion (the "Estoppel Certificate") with respect to (i) the interest of Hardie US under the Hydro Pacific Partnership Agreement, (ii) the interest of Hydro Pacific, as lessee, under the La Paz Road Ground Lease, (iii) the interest of Hardie US, as lessee, under the 27671 La Paz Road Building Lease, which estoppel certificate shall be signed by Birtcher, as general partner of Hydro Pacific, and (iv) the interest of Hardie US, as lessee, under the Adjacent Property Lease.

         (b) Delivery of the Estoppel Certificate is not a condition precedent to Buyer's obligation to Close, provided, however, in the event that Sellers shall fail to cause Birtcher to execute and deliver the Estoppel Certificate prior to the Closing Date, then Sellers shall jointly and severally indemnify, hold harmless and, by virtue hereof, release Buyer, the Acquired Companies, their respective Related Persons and each of their respective Representatives, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against, and will pay the amount of any Damages arising from relating to or in connection with any breach of any representation or warranty made by Sellers in SECTION 2.21 of this Agreement. Sellers' obligations under this SECTION 4.9 shall not be subject to the limitations set forth in SECTIONS 10.1, 10.4(a) AND 10.5 of this Agreement, provided that Sellers' obligations under this SECTION 4.9 shall be subject to the indemnification procedures set forth in SECTION 10.6 hereof. The provisions of this SECTION 4.9 shall survive Closing.

         (c) In the event that Sellers shall cause Birtcher to execute and deliver the Estoppel Certificate prior to the Closing Date, then SECTION 4.9(b) above shall be of no force or effect.

         5.  COVENANTS AND AGREEMENTS OF BUYER

         5.1. APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated

Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and cooperate with Sellers in obtaining all consents identified in
SCHEDULE 2.2 and the expiration or early termination of any applicable waiting periods under the HSR Act.

          5.2. BEST EFFORTS. Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in SECTIONS 7 AND 8 to be satisfied.

          5.3. CERTAIN EMPLOYEE BENEFIT MATTERS.

          (a) On the Closing Date, Buyer shall cause the Acquired Companies to employ each Employee who is an employee on the Closing Date (each such Employee, a "Continuing Employee") upon substantially equivalent terms and conditions of employment as pertained to each Employee on the day immediately preceding the Closing Date and as are specifically described in the Schedules to this Agreement, provided that this undertaking shall in no way diminish or alter the Acquired Companies' rights to lay off employees or to terminate employees, to amend, modify, supplement or terminate any Plan, or to change the compensation or other terms and conditions of employment of any such Employee at any time after the Closing Date. If any Employee is laid off or on leave on the Closing Date as specifically reflected on a Schedule hereto, Buyer shall cause the Acquired Companies to recall or reinstate such Employee in accordance with the layoff or leave of absence policy of the Acquired Companies that is in effect on the date of this Agreement, as specifically described in SCHEDULE 5.3, as it applies to such Employee.

          (b) Without limiting the generality of SECTION 5.3(a), except as otherwise agreed in writing by Sellers and Buyer, where an Employee is a member of the Sellers' Fund:

               (1)  The Buyer must as soon as practicable after the Closing
                    Date:

                    (i) provide to the trustee of the Sellers' Fund such evidence as the trustee may reasonably require that the Buyer's fund is and has been for the whole of the current tax year applying to the Buyer's Fund a "complying superannuation fund" for the purposes of the Australia Income Tax Assessment Act 1936, will or has become a "regulated superannuation fund" under the Australia Superannuation Industry (Supervision) Act 1993 ("SIS"), and has complied with all other relevant statutory provisions; and

                    (ii) procure that membership effective on and from the Closing Date of the Buyer's Fund is offered in writing to that Employee with:

                         (A) the conditions of that membership being no less favorable to the Employee than those applying to other members of the Buyer's Fund;

                         (B) all amounts being transferred to the Buyer's Fund from the Sellers' Fund being immediately vested in the Employee as if they were a contribution by that Employee; and

                         (C) the offer including the right of the Employee to elect by notice in writing to the trustee of the Sellers' Fund that the trustee either:

                              (a)  transfers from the Sellers' Fund to the
                              Buyer's Fund the whole or part of the amount (if any) that the terms of the Sellers' Fund permit to be transferred to the Buyer's Fund for the Employee ("Transfer Value"); or

                              (b) pays from the Sellers' Fund to the Employee a benefit equal to the Retrenchment Benefit (as defined for the purposes of the Sellers' Fund) subject to any preservation requirements. Any amount required to be preserved is to be paid at the election of the Employee to either a complying rollover fund or the Buyer's Fund if the Trustees of the Buyer's Fund permit rollovers into that fund.

               (2) The Buyer acknowledges on its own behalf that the Transfer Value in respect of each Employee who accepts the offer referred to in SECTION 5.3(b)(1)(ii) and who takes advantage of the opportunity referred to in SECTION 5.3 (b)(1)(ii)(C)(a) is to be the actuarial reserve determined by the actuary to the Sellers' Fund, being the actuarial present value of the benefits for service and membership accrued to the Closing Date using the assumptions adopted for the previous actuarial valuation of the Sellers' Fund and assuming that the Sellers' Fund is neither in surplus nor deficit. A minimum benefit equal to the Retrenchment Benefit will be applied;

               (3) Where the provisions of SECTION 5.3(b)(1) have been satisfied in respect of any Employee and the Employee has taken advantage of the opportunity referred to in SECTION 5.3(b)(1)(ii)(C)(a) the Sellers must, if the payment is permitted by the trust deeds and rules governing both the Sellers' Fund and the Buyer's Fund, procure the payment to the trustees of the Buyer's Fund of the Transfer Value for the Employee (as determined in accordance with SECTION 5.3(b)(2)) plus interest on the Transfer Value from the Closing Date to the actual date of transfer if that amount is transferred to the Buyer's Fund after the Closing Date at the credited interest rate applicable to the Sellers' Fund; and

               (4) The Buyer acknowledges that no transfer of benefits can take place pursuant to SECTION 5.3(b)(1)(ii)(C)(a) until the trustee of the Sellers' Fund is satisfied:

                    (i) that the Employee has become a member of the Buyer's Fund and has applied for the whole or part of his or her Transfer Amount to be transferred to the Buyer's Fund; and

                    (ii) regarding the matters set out in SECTION 5.3(b)(1)(i).

               (5) Arrears (if any) of Sellers' contributions to Sellers' Fund in respect of the Employees will be paid by the Sellers to the Sellers' Fund as soon as practical after the Closing Date.

               (6) The actuarial reserve determined in SECTION 5.3(b)(2) will be calculated in accordance with the terms of the Sellers' Fund and the Sellers will indemnify the Buyer in the event that the required amount is not transferred.

          (c) As of the Closing Date: (i) all shares of Shadow Stock (as defined in the Shadow Stock Plan) held by employees and former employees of the Acquired Companies in the James Hardie Shadow Stock Plan (the "Shadow Stock Plan") shall "Vest" and "Mature" (as those terms are defined in the Shadow Stock
Plan), and (ii) the value of such shares shall be paid to such employees and former employees in accordance with the terms of the Shadow Stock Plan by Seller pursuant to SECTION 4.7 of this Agreement. Sellers shall be solely responsible for, and neither Buyer nor any of the Acquired Companies shall have, any liabilities or obligations arising under or relating to the Shadow Stock Plan.

          5.4. PRESERVATION OF AND ACCESS TO CERTAIN INFORMATION AND COOPERATION AFTER CLOSING.

          From and after the Closing Date, Buyer shall and shall cause the Acquired Companies to, preserve all books and records of the Acquired Companies until Sellers notify

Buyer that all statutes of limitations relating to tax periods to which such records relate have expired, and thereafter not to destroy or dispose of such records without notice to Sellers offering them the right to copy such records at Sellers' expense. Except as prohibited or limited by law or regulation, Buyer shall, and shall cause the Acquired Companies from and after the Closing Date to, give Sellers and Sellers' employees, accountants, counsel, and advisors, reasonable access upon reasonable notice and for proper business purposes during normal business hours, to all officers, employees, offices, properties, agreements, books, records and affairs of the Acquired Companies, in a manner that does not unreasonably interfere with the normal conduct of its business. Buyer shall ensure that Sellers and their authorized representatives shall, at Sellers' expense, be free, during the period referred to in the first sentence of this Section, to make copies of such books, records, files and data concerning the Acquired Companies for the following purposes: (i) the review of the Closing Financial Statements and the resolution of any disputes with respect to the Closing Financial Statements, (ii) the preparation of any tax returns for the Sellers and any Related Persons, or (iii) in anticipation of any judicial, quasi-judicial, administrative, tax audit, or arbitration proceeding initiated by or against third parties and relating to the Acquired Companies. Except as may be required by law or in the bona fide prosecution of its rights under this Agreement or any Transaction Document (in which event Sellers shall seek appropriate confidentiality protection), Sellers shall maintain the confidentiality of all such information and except as specifically provided above, Sellers shall not use or disclose any such information. Sellers, upon reasonable request of Buyer, shall enter into such other agreements and comply with such other procedures as Buyer may deem necessary to ensure the confidential treatment of such information.

          5.5. USE OF NAME:   On or prior to the first anniversary of the
Closing, Buyer shall cause the Acquired Companies to cease using the term "James Hardie" or any similar name or variant or version thereof in connection with the operation of the Acquired Companies or as part of any corporate, partnership, or assumed name and shall cause the Acquired Companies to file such documents as are necessary and appropriate to change any such assumed name to a dissimilar name and shall promptly assume a dissimilar name for all purposes of the Acquired Companies, PROVIDED, HOWEVER, that the Buyer, its Related Persons and the Acquired Companies, may continue to manufacture, have made, sell and distribute products currently manufactured, made, or marketed by the Acquired Companies, and to sell and distribute all inventory existing on such first anniversary of the Closing Date, any inventory manufactured prior to the first anniversary of the Closing Date and any products manufactured prior to the first anniversary of the Closing Date that are returned to, or otherwise come into the possession of, any of the Acquired Companies, Buyer or any of their respective Related Persons, in each case including labels and packaging and bearing the name "James Hardie" or any similar name or variant or version thereof. Sellers hereby grant, to be effective at the Closing, Buyer, its Related Persons, and the Acquired Companies a royalty free, non-exclusive, non-transferable license and right to use the name "James Hardie" or any similar name or variant or version thereof solely in connection with the products currently manufactured or marketed by the Acquired Companies until all such products, inventory, labels and packaging described in the foregoing proviso have been sold and distributed, at which time the license shall expire. The foregoing notwithstanding, immediately after the Closing, Buyer shall cause the Acquired Companies to delete the words "James Hardie" from their formal corporate names.

          5.6. NOTICE AND OPPORTUNITY TO CURE. If, on or prior to the Closing Date, Buyer acquires actual knowledge of a material breach of any representation, warranty, covenant or agreement made by any Seller in this Agreement, the instruments or agreements executed by any Seller pursuant to the terms hereof, or any certificates or other documents delivered pursuant to this Agreement, Buyer will advise such Seller in writing of such material breach in order to afford such Seller an opportunity to cure such breach on or prior to the Closing Date.

          5.7. STAY-ON BONUSES AND SEVERANCE. Buyer will assume responsibility for and will pay when and if due all amounts payable as: (i) stay-on bonuses to Hardie US' president and senior vice-presidents, as set forth on SCHEDULE 4.7; and (ii) severance compensation as set forth on SCHEDULES 2.8(j) AND 4.7.

          6.   OTHER AGREEMENTS OF THE PARTIES

          6.1. ENVIRONMENTAL AUDIT.

          (a) Within 60 days after the date of this Agreement, Buyer may conduct, or cause to be conducted, at its sole cost and expense, such "Phase I" environmental audits/surveys of the real property as it may deem reasonably necessary. The scope, methodology, timing and conduct of such activities shall be subject to the prior written approval of Sellers, which approval shall not be unreasonably withheld and will either be given or refused within five (5) days of receipt by Sellers of a request from Buyer. To the extent practicable, such environmental audits/surveys shall be conducted in a manner which will not disrupt the operation of the Acquired Companies, and Buyer and Sellers shall cooperate in scheduling the environmental audit work performed at the real property pursuant to this SECTION 6.1. Buyer will begin such environmental audits/surveys as soon as practicable and will cause all such work to be completed within 60 days of the date hereof. If such environmental audits/surveys identify any matter which Buyer reasonably determines makes further investigation advisable, Buyer shall provide Sellers written notice of such matter indicating such intention no later than 70 days from the date hereof. Absent receipt of such notice by Sellers within such 70 day period, Buyer may not conduct any further environmental surveys; PROVIDED HOWEVER that the foregoing shall not be deemed to waive any other right of Buyer hereunder. In the event Buyer provides such notice to Sellers, Buyer may conduct, subject to Sellers' further consent, which shall not be unreasonably withheld, and at Buyer's expense, such further environmental studies or surveys as Buyer deems reasonably necessary; provided, however, that any such further study or survey must be completed within 120 days after the execution of this Agreement. Sellers' environmental expert or other representative shall be entitled to accompany Buyer's expert on any audit or survey.

          (b) Buyer shall remedy any damage to the real property which is caused by any environmental audit/survey performed on Buyer's behalf at the real property pursuant to this SECTION 6.1.

          6.2. CERTAIN OTHER OBLIGATIONS.

          (a) Buyer and Sellers must use their respective Best Efforts to consummate the Contemplated Transactions. Buyer shall pay (i) all of Sellers' reasonable documented "outside" costs and expenses associated with seeking HSR Act approval and/or expiration of any applicable waiting period under the HSR Act, including, but not limited to, lawyers, experts, and consultants' fees; and
(ii) all of Sellers' costs of defense, if any, incurred in defending an action described in SECTION 6.2(c), unless such action relates solely to an act of any Seller or a Related Person of any Seller, in an amount up to US$125,000, and thereafter shall pay one-half of such costs and expenses; PROVIDED, that the aggregate amount payable to Sellers pursuant to Sections 6.2(a)(i) AND (ii) shall not exceed US$375,000. Notwithstanding the foregoing, if the parties do not consummate the Contemplated Transactions as a result of a challenge by the Federal Trade Commission or the Department of Justice, Buyer shall pay all of Sellers' costs and expenses pursuant to Sections 6.2(a)(i) AND (ii) up to a maximum of $500,000. Subject to the following provisions, Buyer and Sellers will use their Best Efforts to facilitate early termination or expiration of the applicable waiting period under the HSR Act.

          (1) Notwithstanding any other provision of this Agreement or the Transaction Documents, the Sellers and Buyer specifically intend, understand and agree that Buyer shall not be able, prior to March 31, 1997, to terminate or withdraw from the Contemplated Transactions or discontinue its efforts to close the Contemplated Transactions and acquire the Acquired Companies because of or as a result of any action or Proceeding taken or threatened by the Federal Trade Commission or the Antitrust Division of the Department of Justice, which action, Proceeding or threat challenges or threatens to challenge the Contemplated Transactions or any part of them on the grounds that the Contemplated Transactions would have an anticompetitive effect in any line of commerce or on any related or similar grounds. Buyer agrees that, if it is necessary to do so in order to avoid the commencement of a suit by the Federal Trade Commission or the Antitrust Division of the Department of Justice, Buyer will enter into a consent agreement of the usual kind and form required by such Governmental Body, which consent agreement will, to the extent required by the Federal Trade Commission or the Antitrust Division of the Department of Justice, provide for the sale of Buyer's residential/commercial controller and valve business and/or the Acquired Companies' fixed spray and rotor business, and, subject to SECTION 6.5, will bear any adverse economic impact resulting from such a consent agreement, so long as such consent agreement does not require Buyer or any Related Person of Buyer (i) to divest or not acquire any of Sellers' or the Acquired

          Companies' controller and valve businesses, or any of Buyer or any Related Person of Buyer's other businesses; (ii) to sell any plant or equipment (other than molds or fixtures and such equipment as may be unique to the use of said molds or fixtures); (iii) to sell, license or otherwise transfer the name "Toro" or the name "Hardie" (or any similar name or variant or version thereof (collectively, the "Covered Names"), to any unaffiliated third party; or (iv) to consent to any restrictions on either (x) the ability of Buyer or any Related Person of Buyer or any Acquired Company to use any Covered Name (except in the case of the "Hardie" name as expressly set forth in section 5.5 hereof) or (y) the ability of Buyer or any Related Person of Buyer or any of the Acquired Companies to own or operate any business, product line or other asset not sold pursuant to this SECTION 6.2(a) other than pursuant to the usual and customary form of interim "hold-separate" order. Buyer shall offer to enter into the foregoing consent agreement no later than a date which will enable the Contemplated Transactions to close, subject to the satisfaction of the other conditions of this Agreement, by March 31, 1997; and

               (2) Sellers and Buyer mutually recognize that Buyer will have primary authority for addressing and resolving any issues with respect to the Contemplated Transactions that may arise in the course of the HSR review process. Sellers and Buyer mutually commit to instruct their respective counsel to cooperate with each other in Best Efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, expiration of the applicable HSR waiting period at the earliest practicable date. Said Best Efforts and cooperation include but are not limited to counsel's undertaking
          (a) to keep each other appropriately informed of all communications from and to personnel of the reviewing Governmental Body, and (b) to confer with each other regarding appropriate contacts with and responses to personnel of said Governmental Body.

          (b) Without limiting the generality of the foregoing, each of the Sellers and Buyer shall (i) comply at the earliest practicable date with any formal or informal request for additional information, documents, or other material received by such party or any of its Subsidiaries from the Federal Trade Commission or the Department of Justice in respect of such filings or such transactions, including, but not limited to a so-called "second request" (even during the initial 30 day waiting period), and (ii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Body under any Antitrust Laws (as defined below) with respect to any such filing or any such transaction, including, but not limited to, making reasonably available to each other's respective counsel on a confidential basis such information and documents relating to their respective businesses as may be reasonably requested to facilitate and expedite the review process. Each party shall promptly inform the other party of any communication with any Governmental Body regarding any such filings or any Contemplated Transaction. Sellers shall not (x) participate in any meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving Buyer notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and participate, or (y) enter into any proposed understanding, undertaking or agreement with any Governmental Body in connection with the Contemplated Transactions without the consent of Buyer.

          (c) Each of the Sellers and Buyer shall use Best Efforts to resolve such objections, if any, and to defend against such claims, if any, as may be asserted by any Governmental Body or in any civil litigation with respect to the Contemplated Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws").

          6.3. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters after the Closing:

          (a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns on a basis consistent with prior years except for changes required by changes in law, for the Acquired Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date, including income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of any Seller will include the operations of the Acquired Companies. Sellers shall permit the Buyer and its representatives to review and comment on each such Tax Return of such Acquired Company described in the preceding sentence prior to filing. Sellers shall timely pay all Taxes of the Acquired Companies with respect to such periods.

          (b) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Acquired Companies for Tax periods which begin before the Closing Date and end after the Closing Date. Buyer shall permit the Seller of an Acquired Company and its representatives to review and comment on each such Tax Return of such Acquired Company described in the preceding sentence prior to filing. Sellers shall pay to Buyer within ten (10) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liability shown on the Closing Balance Sheet. For purposes of this
SECTION 6.3(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Acquired Companies.

          (c)  COOPERATION ON TAX MATTERS.

          (i) Buyer, Sellers and their respective subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this SECTION 6.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available without charge on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers, the Acquired Companies and Buyers agree (x) to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (y) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Acquired Companies or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

          (ii) Buyer and Sellers further agree, upon request, to use their Best Efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (d) TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder.

          (e) CERTAIN TAXES. The first US$100,000 of any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Contemplated Transactions, shall be paid by Buyer when due. Sellers shall each pay all amounts of such Taxes and fees over US$100,000.
Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Sellers will, and will cause their affiliates to, join in the execution of any such Tax Returns and other documentation.

          (f) TIMING ADJUSTMENTS. Notwithstanding SECTIONS 6.3 OR 10.7, in the event that a final determination (which shall include the execution of Form 870-AD or successor form) results in a timing difference (for example, an acceleration of deductions or a deferral of income) that allows either Buyer or Sellers to realize a United States Tax benefit, the party realizing such Tax benefit shall pay over to the other party the amount of such benefit as and when the party realizing the Tax benefit actually realizes the benefit resulting from the timing difference (or under such other method for determining the present value of any such anticipated Tax benefit as agreed to by the parties). For any tax year, the Tax benefit shall be computed by comparing a party's actual Tax liability incurred giving effect to such timing difference to the party's theoretical Tax liability that would have been incurred but for the timing difference. Even if a timing adjustment may result in a future payment from Buyer to Sellers, Sellers shall indemnify Buyer under SECTION 10.7 hereof for any increase in Taxes (i) for any Tax year or portion thereof ending on or before the Closing Date, and (ii) for any Tax year beginning before and ending after the Closing Date (to the extent allocable (determined in a manner consistent with SECTION 6.3 hereof to the portion of such period beginning before and ending on the Closing Date)) and Sellers shall not receive any payment from Buyer until Buyer realizes a corresponding Tax benefit as provided in this SECTION 6.3(f).

          (g) MATERIALITY. Notwithstanding this SECTION 6.3 or SECTION 10.7, Sellers shall have no obligation to make any payment to Buyer or the Acquired Companies for any Tax liability described in this SECTION 6.3 unless the aggregate of all such Tax liability exceeds US$100,000. If such Tax liability does not exceed US$100,000 in the aggregate, Buyer or the Acquired Companies shall pay the entire amount of such Tax liability. If such Tax liability exceeds US$100,000 in the aggregate, Sellers shall be obligated to pay the entire amount of such Tax liability.

          6.4. LETTERS OF CREDIT. As soon as practicable after the Closing Date, but in no event later than 60 days thereafter, Buyer will either replace Sellers and any of Sellers' Related Persons (other than the Acquired Companies) as guarantors, indemnitors, or obligors under outstanding letters of credit listed on SCHEDULE 2.12 (or hereafter issued for the benefit of any Acquired Company in the ordinary course of Business), and shall defend, indemnify and hold harmless Sellers and any of Sellers' Related Persons from and against any and all Damages arising out of or related to said letters of credit. Further, Buyer shall, without deduction or offset, reimburse any Seller or any Related Persons of Sellers (other than the Acquired Companies) for any amounts drawn against such letters of credit during such 60-day period or at any time prior to Buyer's replacement of Sellers with respect to such letters of credit.

          6.5. COVERED RISK. In the event that Buyer, or any Related Person of Buyer, discontinues, divests, or otherwise disposes of its valve and controller business and/or the

Acquired Companies' fixed spray and rotor business and/or any product line or other asset of Buyer, the Acquired Companies, or any of their Related Persons to facilitate the receipt of approvals, clearances or the termination of applicable waiting periods under any of the Antitrust Laws, whether or not actually required by the terms of a consent order (collectively, the "Covered Assets") Sellers shall pay Buyer an amount equal to one-half of Buyer's Actual Covered Loss (as hereinafter defined), provided, however, that the aggregate amount payable by Sellers pursuant to this SECTION 6.5 shall not exceed US$6,000,000. Sellers shall pay Buyer Sellers' share of the Actual Covered Loss within 30 days after Sellers' receipt of a certificate from Buyer's independent auditors certifying to Sellers the amount of Buyer's Actual Covered Loss, subject to Sellers' right to contest such certification as herein provided. Regardless of whether Sellers contest the certification, Sellers shall pay any uncontested amount. With respect to any contested amount determined to be owed to Buyer, Sellers shall pay interest from and after the date of such certification at the statutory rate on any such additional amount. Buyer will provide Sellers and their representatives such information as they reasonably request and as may be necessary for Sellers to confirm the Value of the Covered Assets and the sale or disposition price, and to determine the Actual Covered Loss. In the event Sellers disagree with Buyer's determination of the Value (as hereinafter defined) of the Actual Covered Loss, Sellers shall, within 30 days of receipt of the certification, notify Buyer of such disagreement and the parties shall attempt informally to resolve such disagreement. "Actual Covered Loss" means the excess, if any, of the product of 2.3 times the Gross Margin, as calculated and reflected in Buyer or Sellers' (as the case may be) financial reports and accounts with respect to the Covered Assets for the twelve months ending August 31, 1996 (the "Value") over the total Consideration received by Buyer or any Related Person of Buyer for such Covered Assets. The term "Gross Margin" shall mean revenue (i.e. invoice price less cash, settlement, or other discounts applicable to such invoice) attributable to such Covered Assets after excluding intra-company sales, less the direct cost of goods sold (including an allocation for freight) attributable to such Covered Assets less allocated fixed and variable costs attributable to such Covered Assets, all as reflected in the inventory costing systems and accounts of Buyer or Seller (as the case may be), maintained in accordance with GAAP and in the ordinary course of business. The term consideration shall mean the sum of the cash received for the Covered Assets at the closing of the transaction contemplated by this SECTION 6.5 plus the fair market value of any other consideration received, less the sum of reasonable transaction costs of any such sale (excluding taxes), and the amount of any reserves established in accordance with GAAP by Buyers or the Acquired Companies in connection with said transaction.

         6.6. NOTICE AND OPPORTUNITY TO CURE RE CONDITIONS. If, on or prior to the Closing Date, Buyer or Sellers determine that it is likely that there will be a failure of any condition precedent to their respective obligations to close the Contemplated Transactions, other than as may arise in connection with the Antitrust Laws, Buyer and Sellers shall endeavor to advise the other in writing of such a likely failure in order to afford an opportunity to cure such failure on or prior to the Closing Date.

         7.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         7.1. ACCURACY OF REPRESENTATIONS. The representations and warranties of Sellers in this Agreement shall be true and correct in all material respects (unless qualified herein as to materiality or as to Material Adverse Change in which case such representations or warranties shall be true and correct after taking into account such qualification) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time).

         7.2. SELLERS' PERFORMANCE. Sellers shall have satisfied in all material respects the covenants, agreements, and conditions required by this Agreement to be performed or complied with by Sellers on or before the Closing Date.

         7.3. CONSENTS. Sellers and the Acquired Companies shall have obtained all necessary material agreements and consents to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it.

         7.4. NO INJUNCTION. At the Closing Date, there shall be no pending or threatened litigation by the Federal Trade Commission or the Antitrust Division of the Department of Justice, and no temporary, preliminary or permanent injunction, restraining order or decree of any nature of any Governmental Body of competent jurisdiction, that (i) restrains or prohibits the consummation of the Contemplated Transactions, or (ii) imposes conditions that would require Buyer, any of Buyer's Related Persons, Sellers, or any Acquired Entity to take actions that are not expressly contemplated by SECTION 6.2(a). In the event a temporary, preliminary or permanent injunction, restraining order or decree of any nature is issued other than at the behest of the Federal Trade Commission or the Antitrust Division of the Department of Justice, Buyer will use its Best Efforts to vacate or dissolve such injunction, order or decree.

         7.5. NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly, materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body since the date of this Agreement.

         7.6. ENVIRONMENTAL MATTERS. Provided Buyer has complied in all material respects with its obligations pursuant to Section 6.1, Buyer shall be reasonably satisfied that the Acquired Companies have no material Environmental Liabilities that are not reflected on the Balance Sheet or that will not be reflected on the Closing Balance Sheet.

         8.  CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

         Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         8.1. ACCURACY OF REPRESENTATIONS. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects (unless qualified herein as to materiality or as to Material Adverse Change in which case such representations or warranties shall be true and correct) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time).

         8.2. BUYER'S PERFORMANCE. Buyer shall have satisfied in all material respects all covenants and agreements, and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

         8.3. NO INJUNCTION. At the Closing Date, no temporary, preliminary or permanent injunction, restraining or other order of a court or governmental or regulatory agency of competent jurisdiction shall be in effect against Sellers directing that the transactions contemplated herein, or any of them, not be consummated or imposing conditions thereto upon Sellers which would prohibit the transaction contemplated in this Agreement. In the event a temporary, preliminary or permanent injunction, restraining order or decree of any nature is issued other at the behest of the Federal Trade Commission or the Antitrust Division of the Department of Justice, Sellers will use their Best Efforts to vacate or dissolve such injunction, order or decree.

         8.4. CONSENTS. Buyer shall have obtained all necessary material agreements and consents to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it.

         9.  TERMINATION

         9.1. TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

         (a) by either Buyer or Sellers if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived, or, after notice and a reasonable opportunity to cure, has not been cured;

         b) other than as a result of matters relating to Antitrust Laws, (i) by Buyer if any of the conditions in SECTION 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply in any material respect with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or
         (ii) by Sellers, if any of the conditions in SECTION 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply in any material respect with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

         c) by mutual consent of Buyer and Sellers, set forth in a written instrument executed by such parties; or

         d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply in any material respect with its obligations under this Agreement) on or before March 31, 1997, or such later date as the parties may agree upon.

         9.2. EFFECT OF TERMINATION. Each party's right of termination under SECTION 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to
    SECTION 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in SECTIONS 11.1, 11.3 . AND
    11.5 will survive; provided, however, that if this Agreement is terminated by a party pursuant to SECTIONS 9.1(a) OR 9.1(b), the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

         10.  INDEMNIFICATION; REMEDIES

         10.1. SURVIVAL. Unless otherwise stated herein, the representations, warranties, covenants, and agreements made by the parties each to the other in this Agreement (other than those made in SECTION 5.4 (Preservation of and Access to Certain

Information and Cooperation After Closing) and Section 11.5 (Confidentiality)) shall survive for a period of 24 months after the Closing Date; provided, however, that the representations and warranties set forth in SECTION 2.3 (Capitalization) and SECTION 2.8 (Employee Benefits) shall survive the Closing for a period of five years after the Closing Date and the representations and warranties set forth in SECTION 2.6 (Taxes) shall survive until six months after the expiration of the applicable statutes of limitation. Notwithstanding the immediately preceding sentence, any representation, warranty, covenant, agreement or obligation in respect of which indemnity may be sought under any section of this Agreement shall survive the time at which it would otherwise terminate pursuant to this Agreement, if notice of the breach of the representation, warranty, covenant, agreement or obligation giving rise to such indemnity shall have been given prior to such time. Subject to the foregoing limitation, all covenants, agreements and obligations of the parties contained in this Agreement shall survive the Closing.

         10.2. INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Effective from and after the Closing, and subject to the other provisions of this ARTICLE 10, Sellers, shall jointly and severally indemnify, hold harmless and, by virtue hereof, release Buyer, the Acquired Companies, their respective Related Persons and each of their respective Representatives, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against, and will pay the amount of, any loss, liability, claim, damage, obligation, fine, proceeding, expense (including reasonable costs and expenses of investigation and defense and reasonable attorneys' fees and other incident costs and expenses) (collectively, "Damages"), arising from, relating to or in connection with:
(a) any breach of any representation or warranty made by Sellers in this Agreement (other than those made in Section 2.14 relating to Environmental matters) or in any certificate delivered by any Seller pursuant to this Agreement or any other Transaction Document; (b) any breach by any Seller of any covenant or obligation of any Seller in this Agreement; (c) any claim by any Person, regardless of whether such claim is completely without merit, arising out of, relating to or resulting from any business or operations of any Seller or any Related Person of any Seller other than the Acquired Companies, to the extent not relating to the business or operations of the Acquired Companies; (d) any claim by any Person, regardless of whether such claim is completely without merit, arising out of, relating to or resulting from any business or operations of any Acquired Company, which business or operation has been discontinued, divested, or otherwise terminated, including, but not limited to, Wallace O'Connor, Inc., (except for any business or operation divested in accordance with SECTION 6.2); (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; and (f) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including reasonable legal fees and expenses) incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof or in enforcing this indemnity.

         10.3. INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Effective from and after the Closing, and subject to the other provisions of this ARTICLE 10, Buyer will indemnify, hold harmless and, by virtue hereof, release Sellers and their Related Persons and Representatives, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against, and will pay the amount of any Damages arising from, relating to or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement or any Transaction Document; (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement; (c) any claim by any Person, regardless of whether such claim is completely without merit, arising out of the operations or activities of the Acquired Companies, including, but not limited to, employment related claims, and claims regarding Environmental Liabilities (to the extent not resulting from any breach of any representation, warranty, covenant or agreement of any Seller in this Agreement or in any Transaction Document or not relating to a matter for which Buyer is indemnified hereunder), regardless of when the act giving rise to such claim occurred, provided, however, that with respect to claims regarding Environmental Liabilities, the amount of such indemnity shall not exceed US$750,000 in the aggregate, including the costs of defense; (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; or (e) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including reasonable legal fees and expenses) incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof or in enforcing this indemnity. The indemnity provisions of
Section 10.3(c) are the only indemnity obligations between the parties with respect to Environmental Liabilities.

         10.4.  TIME LIMITATIONS.

     (a)  If the Closing occurs, Sellers will have no liability pursuant to
SECTION 10.2(a) with respect to any representation or warranty, SECTION 10.2(b) (other than to the extent relating to SECTION 5.4 (Preservation of and Access to Certain Information and Cooperation After Closing) or SECTION 11.5 (Confidentiality)) with respect to any covenant or obligation, or SECTIONS 10.2(e), unless on or before that date which is 24 months after the Closing Date, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. The foregoing notwithstanding, the aforementioned 24 month period shall instead be five years for the representations and warranties set forth in SECTION 2.3 (Capitalization) and SECTION 2.8 (Employee Benefits), and shall be the length of the applicable statutes of limitation plus six months for the representation and warranty set forth in SECTION 2.6 (Taxes). Claims made pursuant to SECTIONS 10.2(c) AND 10.2(d) shall not be subject to this SECTION 10.4, and the time limitation with respect to claims made pursuant to SECTION 10.2(f) will follow the time limitation for the underlying claim.

         (b)  If the Closing occurs, Buyer will have no liability pursuant to
SECTION 10.3(a) with respect to any representation or warranty, SECTION 10.3(b) (other than to the extent relating to SECTION 5.4 (Preservation of and Access to Certain Information and Cooperation After Closing) or SECTION 11.5 (Confidentiality)) with respect to any covenant or obligation, or SECTION 10.3(d), unless on or before that date which is 24 months after the Closing Date, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers. Claims made pursuant to Section 10.3(c) shall not be subject to this SECTION 10.4, and the time limitation with respect to claims made pursuant to SECTION 10.3(e) will follow the time limitation for the underlying claim.


         10.5.  LIMITATIONS ON AMOUNT.

         (a) Buyer shall not assert, and Sellers shall not be liable for, any claim pursuant to SECTION 10.2(a) of this Agreement unless and until the amount of Damages incurred or sustained by Buyer with respect to any individual matter exceeds US$150,000, or the aggregate of such claims exceeds $500,000, and thereafter Buyer shall be entitled to indemnity from Sellers hereunder only with respect to such amounts in excess of US$500,000. Notwithstanding anything in this Agreement to the contrary, Sellers' maximum aggregate obligation to Buyer pursuant to this SECTION 10.5 for any claims made pursuant to SECTION 10.2(a) of this Agreement shall not exceed US$5,000,000. Claims made with respect to the representations and warranties made by Sellers IN SECTION 2.4 (Financial Statements), SECTION 2.5 (Title to Properties; Encumbrances), SECTION 2,6 (Taxes) and SECTION 10.7 are not subject to this SECTION 10.5.

         (b) The liability of Sellers under this SECTION 10.5 shall be offset dollar for dollar by: (i) any insurance proceeds received or recoverable by Buyer or the Acquired Companies after the Closing in respect of the item of indemnifiable damages involved; (ii) any other recovery made or recoverable by Buyer or the Acquired Companies from any third party on account of the item of indemnifiable damages involved; (iii) any tax benefit realizable by Buyer or any affiliate of Buyer on account of the item of indemnifiable damages involved;
(iv) any amount already reserved on the Closing Balance Sheet; and (v) any adjustment to the Purchase Price on account of the item of indemnifiable damages involved.

         10.6.  PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS

         (a)  Promptly after receipt by an Indemnified Person under SECTION
10.2 OR 10.3 of notice of the commencement of any Proceeding against it by a third party, such Indemnified Person will, if a claim is to be made against an indemnifying party, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the Indemnified Person's failure to give such notice.

         (b)  Subject to SECTION 10.6 (c), if any Proceeding referred to in
SECTION 10.6(a) is brought against an Indemnified Person and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves a Proceeding for Taxes commenced by a Governmental Body, be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate), and if it notifies the Indemnified Person of such election within 10 days of notice from the Indemnified Person, to assume the defense of such Proceeding and, after such notice from the indemni-fying party to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this SECTION 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. The indemnifying party may not settle any such matter without the consent of the Indemnified Person, which consent shall not be unreasonably withheld.

         (c)(i) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to full indemnification under this Agreement, the Indemnified Person may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any settlement effected without its consent, which consent shall not be unreasonably withheld.

         (ii) If the indemnifying parties do not timely give the notice described in SECTION 10.6(b) or do not assume the defense of such Proceeding, the Indemnified Persons shall have the right to defend, contest, settle or compromise such claim, action, suit or Proceeding in the exercise of their reasonable discretion, and the indemnifying parties shall, upon request from the Indemnified Persons, promptly pay to such Indemnified Persons in accordance with the other terms of this ARTICLE 10 the amount of any liabilities for which indemnification is required hereunder. If the indemnifying party gives the foregoing notice and so assumes the defense of any such claim, action, suit or proceeding, the Indemnified Person shall have the right to employ separate counsel and to participate in (but, subject to SECTION 10.6(c)(i), not control) the defense, compromise, or settlement thereof, but the reasonable fees and expenses of such counsel shall be the expense of such Indemnified Person unless
(i) any relief other than the payment of money damages is sought against any Indemnified Person or (ii) such Indemnified Person shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the indemnifying party. The indemnifying party shall not, without the written consent of such Indemnified Person, settle or compromise or consent to entry of any judgment with respect to any such claim, action, suit or proceeding if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnified Person or to require any payment by any Indemnified Person or if such settlement, compromise or consent does not include as an unconditional term thereof the giving by the claimant, plaintiff or petitioner to such Indemnified Person of a release from all liability with respect to such claim, action, suit or proceeding.

         (iii) If any party becomes obligated to indemnify another party with respect to any claim pursuant to this ARTICLE 10, and the amount of liability with respect thereto shall have been finally determined, the indemnifying party shall pay such amount to the Indemnified Person in immediately available funds within 15 days following written demand by the Indemnified Person.

         10.7. TAX INDEMNITY. Subiect to SECTIONS 6.3(f) AND 6.3(g), each of the Sellers agrees jointly and severally to indemnify Buyer from and against the entirety of any Tax liability or penalty any Acquired Company may suffer resulting from, arising out of, relating to, in the nature of, or caused by, any Tax liability of any of the Acquired Companies (x) for any Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with SECTION 6.3 hereof to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not included in the Closing Balance Sheet, and (y) for the unpaid Taxes of any person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The indemnity obligations of Sellers pursuant to this
SECTION 10.7 shall expire six months after the expiration of the applicable statutes of limitation with respect to the Tax involved, unless Buyer has previously submitted a Claim. with respect to such Tax liability.

         11.  MISCELLANEOUS

         11.1. DISCLAIMER OF 0THER REPRESENTATIONS AND WARRANTIES BY SELLER. The parties hereto acknowledge and agree that Sellers do not make, and have not made, any representations or warranties relating to Sellers, the Acquired Companies, or any of Sellers' affiliates or any of the Contemplated Transactions (together, the "Relevant Matters") other than the representations and warranties expressly set forth in this Agreement. Without limiting the generality of the disclaimer set forth in the preceding sentence, and except as set forth in
SECTION 2.19, Sellers do not make, have not made and shall not be deemed to have made any representations or warranties in the Offering Memorandum, in any presentation relating to the businesses of the Acquired Companies given in connection with the transactions contemplated by this Agreement, or in any other information provided to or made available to Buyer or its Related Persons or Representatives and not included in the Schedules to this Agreement, and no statement contained in the Offering Memorandum or made or contained in any such presentation, filing, or information shall be deemed a representation or warranty hereunder or otherwise. No person has been authorized by Sellers, their Related Persons or the Acquired Companies to make any representation or warranty in respect of Sellers, their affiliates or the Acquired Companies in connection with the Contemplated Transactions.

         11.2. DISCLOSURE. Notwithstanding any provision to the contrary contained in this Agreement, the Exhibits or the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in all Schedules, if the applicability of the information is reasonably apparent from the face of the Schedule. Certain information set forth in the Schedules has been included and disclosed solely for informational purposes and may not be required to be disclosed pursuant to the terms and conditions of the Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment or agreement that the information is required to be disclosed in connection with the representations and warranties made in this Agreement or that the information is material, nor shall any information so included and disclosed be deemed to establish a standard of materiality or otherwise used to determine whether any other information is material.

         11.3. EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers shall reimburse the Acquired Companies for any such amounts incurred but not accrued on the Closing Balance Sheet by any Acquired Company on behalf of any Seller or a Related Party of Seller.

         11.4. PUBLIC ANNOUNCEMENTS. Neither Sellers nor Buyer shall make, nor permit any Related Person or representative to make, any public statements, including, without limitation, any press releases, with respect to this Agreement and the Contemplated Transactions without the prior written consent of the other parties hereto except as may be required by law or the rules of any relevant stock exchange. Sellers and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.


         11.5. CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence, any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, or of which Buyer becomes aware pursuant to the procedures referenced in SECTION 6.1, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the

Contemplated Transactions, or (c) the furnishing or use of such information is required by, or necessary or appropriate in connection with, law or legal proceedings.

          If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. After the Closing, except as required by law, Sellers will, and will cause their respective Representatives to, maintain in confidence all written, oral, or other information in their possession or control regarding the Acquired Companies or the Acquired Company Business.


          11.6. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or
(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          Sellers:

                       James Hardie (USA) Inc.
                       26300 La Alameda
                       Ste. 250
                       Mission Viejo, CA 92691
                       Attention: Mr. Bryon Borgardt
                       Telecopy No. (714) 367-1294

          with a copy to:

                       Barnhorst, Schreiner & Goonan
                       550 West C Street
                       San Diego, CA 92101
                       Attention: Howard J. Barnhorst, Esq.
                       Telecopy No. (619) 544-0703

          Buyer:

                       The Toro Company
                       8111 Lyndale Avenue South
                       Minneapolis, MN 55420-1196
                       Attention: Lawrence McIntyre
                       Telecopy No. (612) 887-8920

          11.7. JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the federal or state courts of the State of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

          11.8. FURTHER ASSURANCES. The parties agree to use their Best Efforts (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

          11.9. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. (a) No claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving or discharging party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          11.10. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

          11.11. ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights (but not its obligations) under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this

Agreement, other than Persons entitled to indemnification pursuant to ARTICLE
10. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns, and there are no intended third party beneficiaries of this Agreement. Prior to the Closing, Sellers will assign to Buyer all rights and remedies of any Seller or any Related Party of any Seller under any confidentiality or other agreement entered into in connection with any of the Acquired Companies.

          11.12. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          11.13. SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

          11.14. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

          11.15. GOVERNING LAW. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

          11.16 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



THE TORO COMPANY


------------------------------
By:  /s/ Kendrick B. Melrose
     -------------------------
Its: CEO/Chairman of the Board
     -------------------------

JAMES HARDIE (USA) INC.

     B. G. Borgardt
------------------------------
By:  /s/ B. G Borgardt
     -------------------------
Its: President
     -------------------------


JAMES HARDIE INDUSTRIES LIMITED

     B. G. Borgardt
------------------------------
By:  /s/ B. G. Borgardt
     -------------------------
Its: Attorney In Fact
     -------------------------


RCI PTY. LTD.

     B. G. Borgardt
------------------------------
By:  /s/ B. G. Borgardt
     -------------------------
Its: Attorney In Fact
     -------------------------

                                    APPENDIX
                                   DEFINITIONS


          For purposes of this Agreement, the following terms have the meanings specified or referred to in this Appendix:

          "ACQUIRED COMPANIES" -- as defined in the Recitals of this Agreement.

          "ACQUIRED COMPANIES' BUSINESS" -- as defined in SECTION 2.17.

          "ADJUSTMENT AMOUNT" -- as defined in SECTION 1.5.

          "ADJUSTMENT AMOUNT DETERMINATION DATE" -- the earliest of: (1) if Buyer has not given Sellers written notice of its objection to the Closing Financial Statements, sixty days after delivery of the Closing Financial Statements to Buyer; (2) the date on which Buyer notifies Sellers in writing that Buyer does not object to the Closing Financial Statements; (3) if Buyer has given Sellers written notice of its objection to the Closing Financial Statements and the parties' accountants are able to resolve the dispute, the date on which such dispute is resolved; or (4) if Buyer has given Sellers written notice of its objection to the Closing Financial Statements and the parties' accountants are unable to resolve the dispute, the date on which the Accountants deliver their determination.

          "BALANCE SHEET" -- as defined in SECTION 2.4.

          "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; PROVIDED, HOWEVER, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would, in such Person's good faith judgment, result in a Material Adverse Change in the benefits to such Person of this Agreement and the Contemplated Transactions; provided, however, that with respect to matters relating to the HSR Act or other Antitrust Laws, Buyer shall not be required to take any action not contemplated by SECTION 6.2(a)(1).

          "BUYER" -- as defined in the first paragraph of this Agreement.

          "BUYER'S FUND" -- the superannuation fund nominated by the Buyer as the fund to which the Employees' entitlements under the Sellers' Fund (if any) are transferred, if the Employees so choose.

          "CLOSING" -- as defined in SECTION 1.3.

          "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

         "CLOSING FINANCIAL STATEMENTS" -- as defined in SECTION 1.6(a).

          "CODE" means the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder.

          "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

          "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including:

          (a)  the sale of the Shares by Sellers to Buyer;

          (b)  the execution and delivery of the Transaction Documents;

          (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

          (d)  Buyer's acquisition and ownership of the Shares.

          "CONTRACT" -- means any contract, commitment, arrangement, note, bond, indenture, mortgage, deed of trust, lien, lease, franchise, permit, item of intellectual property, license, instrument or other agreement, whether or not in writing.

          "CONTROLLED GROUP LIABILITY" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Plans.

          "DAMAGES" -- as defined in SECTION 10.2.

          "EMPLOYEE" -- an Employee of an Acquired Company.

          "ENCUMBRANCE" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

          "ENVIRONMENTAL CLAIM" -- means any notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, or resulting from the violation of any Environmental Law or the presence, or release into the environment, of any hazardous substances.

          "ENVIRONMENTAL LAW" -- means any foreign, federal, state, local, municipal or international statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law (including tort and environmental nuisance law), order, judgment, decree, injunction, or agreement with any Governmental Body, heretofore or now in effect relating to health, safety, pollution or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or to emissions, discharges, releases or threatened releases of any substance currently listed, defined, designated or classified as hazardous, toxic, waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of any such substances, including the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act and the Resource Conservation and Recovery Act and comparable provisions in state, county, local, foreign or international law.

          "ENVIRONMENTAL LIABILITIES" -- means all liabilities and obligations relating to, arising out of or resulting from any Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

          "ERISA AFFILIATE" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "GAAP" -- United States generally accepted accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in SECTION 2.4(b) were prepared.

          "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

          "GOVERNMENTAL BODY" -- any:

          (a) county, municipal, provincial, federal, state, local, foreign, or other government;

          (b) governmental or quasi-governmental authority of any nature (including any governmental agency, subdivision, branch, department, official, or entity and any court or other tribunal).

          "HSR ACT" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          "INDEMNIFIED PERSONS" -- any Person entitled to indemnity pursuant to
SECTION 10.2 OR 10.3.

          "INTELLECTUAL PROPERTY" -- shall mean United States and foreign patents (including utility and design patents, industrial designs and utility models), patent applications (including docketed patent or invention disclosures awaiting filing, requests for reexamination, reissues, divisions, continuations in part, patents of addition and extensions), patent or invention disclosures awaiting filing determination, trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof; copyrights (including software) and registrations thereof; inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; mask work and other semiconductor chip rights and registrations thereof, intellectual property rights similar to any of the foregoing; copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

          "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

          "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if, and only if, such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director or officer or trustee (or in any similar capacity) of such Person (or of any Related Person of such Person) has Knowledge of such fact or other matter.

          "LAGUNA NIGUEL DOCUMENTS" -- as defined in SECTION 2.21(b).

          "LEGAL REQUIREMENT" -- any federal, state, local, provincial, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute, or treaty.

          "MATERIAL ADVERSE CHANGE" -- a material adverse effect on the businesses, properties, assets, liabilities, results of operations, or condition (financial or other) of the Acquired Companies taken as a whole.

          "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

          "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is generally consistent with the past practices of such Person and is taken in good faith in the ordinary course of the normal day-to-day operations of such Person.

          "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

          "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

          "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

          "RELATED PERSON" --

               (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

               (b) any Person that holds a Material Interest in such specified Person;

               (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

               (d) any Person in which such specified Person holds a Material Interest;

               (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

               (f)     any Related Person of any individual described in clause
     (b) or (c).

For purposes of this definition, "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 35% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 35% of the outstanding equity securities or equity interests in a Person.

          "RELEVANT MATTERS" -- as defined in SECTION 11.1.

          "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

          "SECURITIES ACT" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          "SELLERS" -- as defined in the first paragraph of this Agreement.

          "SELLERS' FUND" -- (a) in the case of executive Employees - the James Hardie Executive Superannuation Plan established by a trust deed dated December 4, 1980; and (b)
in the case of non-executive Employees -- the James Hardie Securiplan established by a trust deed dated March 27, 1956.

          "SHAREHOLDERS' EQUITY" -- Total assets minus total liabilities (not including the value of the Carson City property).

          "SHARES" -- as defined in the Recitals of this Agreement.

          "SUBSIDIARY" -- any corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

          "TAX" -- any tax of any nature whatsoever (including any income tax, capital gains tax, franchise, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, license, withholding, stamp, environmental, occupation or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

          "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body or other authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

          "THIRD PARTY REPRESENTATIVE" -- means any Person (and all Representatives of such Person) to whom Buyer deems it necessary or advisable to provide information in order to assist Buyer in the consummation of the Contemplated Transactions.

          "TRANSACTION DOCUMENTS" -- this Agreement, the schedules supplied herewith, and any other documents necessary and appropriate for the completion of the Contemplated Transactions.